UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )

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Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

THERMON GROUP HOLDINGS, INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6-(i)(1) and 0-11.

Thermon Group Holdings, Inc.
7171 Southwest Parkway
Building 300 | Suite 200
Austin, Texas 78735

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be Held on July 28, 2025

To the stockholders of Thermon Group Holdings, Inc.:

Notice is hereby given that the 2025 Annual Meeting of Stockholders (the "2025 Annual Meeting") of Thermon Group Holdings, Inc., a Delaware corporation (the "Company," "Thermon," "we" or "our"), will be held on Monday, July 28, 2025, at 11:30 a.m. Central Time, at the Omni Barton Creek at 8212 Barton Club Drive, Austin, Texas 78735 for the following purposes, as more fully described in the accompanying proxy statement (the "Proxy Statement"):

(1)to elect the seven director nominees named in the Proxy Statement;
(2)to ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2026;
(3)to approve, on a nonbinding advisory basis, the compensation of our Named Executive Officers, as described in the Proxy Statement; and
(4)to transact such other business that may properly come before the 2025 Annual Meeting and any postponement or adjournment thereof.

We are pleased to continue utilizing the United States Securities and Exchange Commission's "notice and access" rules. Accordingly, we are providing stockholders access to our proxy materials over the Internet, which reduces the cost and environmental impact of the 2025 Annual Meeting. On or about June 18, 2025, we began mailing a Notice of Internet Availability of Proxy Materials (the "Notice") to all stockholders of record as of June 6, 2025 (the "Record Date"). The Notice contains instructions on how to access our proxy materials as well as information on how to vote your shares. Only holders of record of our common stock as of the close of business on the Record Date are entitled to receive notice of, attend and vote at the 2025 Annual Meeting.

It is important that your shares are represented and voted at the meeting and, whether or not you expect to attend in person, we encourage you to vote as promptly as possible to ensure that your vote is counted. Thank you for your continued support.

Very truly yours,

John Clarke	Bruce Thames
Chairman of the Board	President and Chief Executive Officer
Austin, Texas
June 18, 2025

YOUR VOTE IS IMPORTANT

WHETHER OR NOT YOU PLAN TO ATTEND THE 2025 ANNUAL MEETING, WE ENCOURAGE YOU TO READ THE PROXY STATEMENT AND SUBMIT YOUR PROXY OR VOTE INSTRUCTIONS AS SOON AS POSSIBLE SO THAT YOUR SHARES MAY BE VOTED IN ACCORDANCE WITH YOUR WISHES AND SO THAT THE PRESENCE OF A QUORUM MAY BE ASSURED. YOUR PROMPT ACTION WILL AID THE COMPANY IN REDUCING THE EXPENSE OF PROXY SOLICITATION.

Important Notice Regarding the Availability of Proxy Materials for the 2025 Annual Meeting of Stockholders of Thermon Group Holdings, Inc. to be Held on Monday, July 28, 2025:
As permitted by rules adopted by the Securities and Exchange Commission, rather than mailing a full paper set of these proxy materials, we are mailing to many of our stockholders only a notice of Internet availability of proxy materials containing instructions on how to access these proxy materials and submit proxy votes online.

The Notice, Proxy Statement and 2025 Annual Report are available at: http://www.proxyvote.com

Thermon Group Holdings, Inc.
7171 Southwest Parkway
Building 300 | Suite 200
Austin, Texas 78735

PROXY STATEMENT FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON July 28, 2025

GENERAL INFORMATION

This proxy statement ("Proxy Statement") is being furnished in connection with the solicitation of proxies by the board of directors (the "Board") of Thermon Group Holdings, Inc. (the "Company," "Thermon," "we," "our," "us" and similar terms) on the Company's behalf for use at the 2025 Annual Meeting of Stockholders of the Company to be held at the Omni Barton Creek at 8212 Barton Club Drive, Austin, Texas 78735 on Monday, July 28, 2025, at 11:30 a.m. Central Time, and any adjournment or postponement thereof (the "2025 Annual Meeting").

Pursuant to provisions of our Amended and Restated Bylaws (the "Bylaws") and by action of our Board, the close of business on June 6, 2025, was established as the time and record date for determining the stockholders entitled to receive notice of, attend and vote at the 2025 Annual Meeting (the "Record Date").

As permitted by the rules adopted by the United States Securities and Exchange Commission (the "SEC"), we have elected to provide access to our proxy materials primarily via the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the "Notice") to our stockholders of record as of the Record Date who are entitled to vote at the 2025 Annual Meeting. Instructions on how to access and review these proxy materials electronically, request hard copies of these materials and submit proxy votes online are stated in the Notice.

We began mailing the Notice to stockholders of record on or about June 18, 2025. We first made this Proxy Statement available to our stockholders at http://www.proxyvote.com on or about June 18, 2025, along with our Annual Report on Form 10-K for the fiscal year ended March 31, 2025, as filed with the SEC on May 22, 2025 (the "2025 Annual Report"). We encourage you to read the 2025 Annual Report. It includes our audited financial statements and provides information about our business.

How can I attend the 2025 Annual Meeting?

Only stockholders as of the Record Date are entitled to attend the 2025 Annual Meeting, which will be held on Monday, July 28, 2025, at the Omni Barton Creek at 8212 Barton Club Drive, Austin, Texas 78735. Doors will open at 11:00 a.m., Central Time, and the meeting will begin promptly at 11:30 a.m., Central Time.

What is the Company’s fiscal year?

The Company's fiscal year ends on March 31. In this Proxy Statement, we refer to the fiscal years ended March 31, 2021, 2022, 2023, 2024, 2025, and 2026 as "Fiscal 2021," "Fiscal 2022," "Fiscal 2023," "Fiscal 2024," "Fiscal 2025," and "Fiscal 2026," respectively. Unless otherwise stated, all financial information presented in this Proxy Statement is based on the Company’s fiscal calendar.

What items will be voted on at the 2025 Annual Meeting?

Stockholders may vote on the following proposals at the 2025 Annual Meeting:

•the election to the Board of the seven director nominees named in this Proxy Statement;

•ratification of the appointment of KPMG LLP ("KPMG") as the Company’s independent registered public accounting firm for Fiscal 2026; AND

•the approval, on a non-binding advisory basis, of the compensation of our Named Executive Officers, as described in this Proxy Statement.

The Company is not aware of any other business to be presented for a vote of the stockholders at the 2025 Annual Meeting. If any other matters are properly presented, the people named as proxies will have discretionary authority, to the extent permitted by law, to vote on such matters according to their best judgment. The chairman of the 2025 Annual Meeting may refuse to allow presentation of a proposal or nominee for the Board if the proposal or nominee was not properly submitted.

What are the Board’s voting recommendations?

The Board recommends that you vote your shares:

•"FOR" the election to the Board of each of the seven director nominees named in this Proxy Statement;

•"FOR" ratification of the appointment of KPMG as the Company’s independent registered public accounting firm for Fiscal 2026; and

•"FOR" the resolution to approve, on a non-binding advisory basis, the compensation of our Named Executive Officers, as described in this Proxy Statement.

Who may vote at the 2025 Annual Meeting?

Holders of our common stock on the Record Date are entitled to one vote for each share of the Company’s common stock held on the Record Date. As of the Record Date, there were 33,243,095 shares of the Company’s common stock issued and outstanding and approximately fifteen stockholders of record.

What is the difference between a stockholder of record and a beneficial owner of shares held in street name?

Stockholder of Record. If, on the Record Date, your shares were registered directly in your name with the Company’s transfer agent, Broadridge Financial Solutions, Inc. ("Broadridge"), you are considered the stockholder of record with respect to those shares, and the Notice was sent directly to you by Broadridge at the Company's request. If you request printed copies of the proxy materials by mail, you will receive a proxy card.

Beneficial Owner of Shares Held in Street Name. If, on the Record Date, your shares were held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, then you are the beneficial owner of shares held in "street name," and the Notice was sent to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the 2025 Annual Meeting. As a beneficial owner, you have the right to instruct that organization on how to vote the shares held in your account. Those instructions are contained in a "vote instruction form" to be sent to you by the organization that holds your shares.

What is the quorum requirement for the 2025 Annual Meeting?

The presence in person or by proxy of the holders of stock having a majority of the votes which could be cast by the holders of all outstanding stock entitled to vote at the 2025 Annual Meeting is required for the transaction of business. This is called a "quorum." If you: (i) are present and vote in person at the 2025 Annual Meeting, or (ii) have voted on the Internet, by telephone or by properly submitting a proxy card or vote instruction form by mail, your shares will be counted for purposes of determining if there is a quorum, whether representing votes for, against or abstained. Broker non-votes, as described below, will also be counted for purposes of determining whether a quorum is present. If a quorum is not present, the 2025 Annual Meeting will be adjourned until a quorum is obtained.

If I am a stockholder of record of the Company’s shares, how do I vote?

If you are a stockholder of record, there are four ways to vote:

•In person. You may vote in person at the 2025 Annual Meeting. The Company will give you a ballot when you arrive.

•Via the Internet. You may vote by proxy via the Internet by following the instructions provided in the Notice.

•By Telephone. If you request printed copies of the proxy materials by mail, you may vote by proxy by calling the toll free number found on the proxy card.

•By Mail. If you request printed copies of the proxy materials by mail, you may vote by proxy by filling out the proxy card and sending it back in the envelope provided.

If I am a beneficial owner of shares held in street name, how do I vote?

If you are a beneficial owner of shares held in street name, there are four ways to vote:

•In person. If you wish to vote in person at the 2025 Annual Meeting, you must obtain a "legal proxy" from the organization that holds your shares. A legal proxy is a written document that authorizes you to vote your shares held in street name at the 2025 Annual Meeting. Please contact that organization for instructions regarding obtaining a legal proxy. You must bring a copy of the legal proxy to the 2025 Annual Meeting and ask for a ballot from an usher when you arrive. You must also bring valid photo identification such as a driver's license or passport. In order for your vote to be counted, you must hand both the copy of the legal proxy and your completed ballot to an usher to be provided to the inspector of election.

•Via the Internet. You may vote by proxy via the Internet by following the instructions provided in the vote instruction form to be sent to you by the organization that holds your shares. The availability of Internet voting may depend on the voting process of the organization that holds your shares.

•By Telephone. If you request printed copies of the proxy materials by mail, you may vote by proxy by calling the toll free number found on the vote instruction form. The availability of telephone voting may depend on the voting process of the organization that holds your shares.

•By Mail. If you request printed copies of the proxy materials by mail, you may vote by proxy by filling out the vote instruction form and sending it back in the envelope provided.

Can I change my vote?

You may revoke your proxy and change your vote at any time prior to the vote at the 2025 Annual Meeting. Prior to the applicable cutoff time, you may enter a new vote by using the Internet or the telephone or by mailing a new proxy card or new vote instruction form bearing a later date (which will automatically revoke your earlier voting instructions). If you are a stockholder of record, you may accomplish this by granting a new proxy or by voting in person at the 2025 Annual Meeting. If you are a beneficial owner of shares held in street name, you may change your vote by submitting new voting instructions to your broker or nominee.

How are proxies voted?

All shares represented by valid proxies received prior to the 2025 Annual Meeting will be voted, and where a stockholder specifies by means of the proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the stockholder’s instructions.

What happens if I do not give specific voting instructions?

Stockholders of Record. If you are a stockholder of record and you sign and return a proxy card without giving specific voting instructions, then the proxy holders will vote your shares in the manner recommended by the Board on all matters presented in this Proxy Statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the 2025 Annual Meeting.

Beneficial Owners of Shares Held in Street Name. If you are a beneficial owner of shares held in street name and do not provide the broker or nominee that holds your shares with specific voting instructions, the broker or nominee that holds your shares may generally vote your shares on "routine" matters but cannot vote your shares on "non-routine" matters. If the broker or nominee that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, it will inform the inspector of election that it does not have the authority to vote on such matter with respect to your shares. This occurrence is referred to as a "broker non-vote." The only routine matter scheduled to be voted upon at the 2025 Annual Meeting is Proposal No. 2 (to ratify the appointment of the Company’s independent registered public accounting firm for Fiscal 2026). All other matters scheduled to be voted upon are non-routine and, therefore, broker non-votes may exist in connection with Proposals No. 1 (to elect the seven director nominees named in this Proxy Statement), and No. 3 (to approve, on a non-binding advisory basis, the compensation of our Named Executive Officers). Therefore, if you hold your shares in street name through a broker or other nominee, it is critical that you instruct your broker or other nominee how to vote on Proposals Nos. 1 and 3 if you want your vote to count.

What is the vote required for each proposal and how are abstentions and broker non-votes treated?

Proposal No. 1 (to elect the seven director nominees named in this Proxy Statement): Directors will be elected by a plurality of the votes cast at the 2025 Annual Meeting. The seven director nominees named in this Proxy Statement receiving the greatest number of affirmative votes of the shares entitled to be voted will be elected as directors to serve until the next annual meeting of stockholders, each until his or her successor is elected and qualified or until his or her earlier death, resignation or removal. Broker non-votes are not considered votes cast on the matter and will have no effect on the outcome of this proposal. Our Corporate Governance Guidelines require any incumbent director who receives a greater number of votes "withheld" than votes "for" in an uncontested election to promptly submit a written offer of resignation to the Nominating and Corporate Governance Committee (the "N&CG Committee"), which will review and evaluate the offer of resignation and recommend to the Board whether to accept or reject the resignation. The Board will decide whether to accept or reject the resignation and publicly disclose its decision and, if it rejects the resignation, the rationale behind such decision, within ninety (90) days after the election results for the 2025 Annual Meeting are certified.

Proposal No. 2 (to ratify the appointment of the Company's independent registered public accounting firm): Approval of Proposal No. 2 will require the affirmative vote by the holders of stock having a majority of the votes which could be cast by holders of shares: (i) present in person or by proxy at the 2025 Annual Meeting and (ii) entitled to vote on such matter. Abstentions will have the same practical effect as votes against the proposal. Proposal No. 2 is considered a routine matter; therefore, no broker non-votes are expected in connection with this proposal.

Proposal No. 3 (to approve, on a non-binding advisory basis, the compensation of our Named Executive Officers, as described in this Proxy Statement): Approval of Proposal No. 3 will require the affirmative vote by the holders of stock having a majority of the votes which could be cast by the holders of shares: (i) present in person or by proxy at the 2025 Annual Meeting and (ii) entitled to vote on such matter. Abstentions will have the same practical effect as votes against the proposal. Broker non-votes are not considered entitled to vote on the matter and will have no effect on the outcome of this proposal.

Who will serve as the inspector of election?

Our Corporate Secretary or his designee will act as the inspector of election.

Where can I find the voting results of the 2025 Annual Meeting?

The preliminary voting results will be announced at the 2025 Annual Meeting. The final voting results will be tallied by the inspector of election and published in a Current Report on Form 8-K, which the Company is required to file with the SEC within four business days following the 2025 Annual Meeting.

Who is paying for the cost of this proxy solicitation?

The Company is paying the costs of the solicitation of proxies. In addition to solicitation by mail, proxies may be solicited personally or by telephone, facsimile, email or other means by our directors, officers or regular employees on the Company’s behalf. Upon request, we will also reimburse brokerage firms, banks, broker-dealers or other similar organizations and other custodians, nominees, and fiduciaries for their reasonable out-of-pocket expenses for sending proxy and solicitation materials to beneficial owners of stock.

What is householding?

SEC rules allow us to deliver a single Notice to one physical address shared by two or more of our stockholders. This delivery method is referred to as "householding" and can result in significant cost savings. To take advantage of this opportunity, we will deliver only one Notice to multiple stockholders who share an address, unless we have received different instructions from the affected stockholders prior to the mailing date. We agree to deliver promptly, upon written or oral request, a separate Notice, as requested, to any stockholder at the shared address to which a single copy was delivered. If you prefer to receive a separate copy of the Notice, contact: Thermon Group Holdings, Inc., 7171 Southwest Parkway, Building 300, Suite 200, Austin, Texas 78735, Attention: General Counsel, Telephone: (512) 690 - 0600.

Will any other matters be acted on at the 2025 Annual Meeting?

As of the date these proxy materials were mailed, we are not aware of any other matters to be presented at the 2025 Annual Meeting other than the proposals described herein. If you grant a proxy, the persons named as proxy holders will vote your shares on any additional matters properly presented for a vote at the meeting as recommended by the Board or, if no recommendation is given, in their own discretion.

Whom should I contact with other questions?

If you have additional questions about these proxy materials or the 2025 Annual Meeting, please contact: Thermon Group Holdings, Inc., 7171 Southwest Parkway, Building 300, Suite 200, Austin, Texas 78735, Attention: General Counsel.

CORPORATE GOVERNANCE

Governance Highlights

The Company is committed to responsible corporate governance, which promotes the long-term interests of our stockholders, strengthens Board and management accountability, and helps build public trust in the Company. Highlights include:

Board and Governance Practices
Board Independence
Independent Directors	6 of 7
Fully Independent Required Committees	✓
Independent Chairman	✓
Board Performance
Regular Board and Committee Self-Evaluations	✓
Regular Executive Sessions of Independent Directors	✓
Commitment to Board Refreshment with Director Retirement Policy	✓
Continuing Education Program for Directors	✓
Other Governance Practices
Annual Election of Directors	✓
Anti-Hedging and Anti-Pledging Policies	✓
Code of Business Conduct & Ethics Applicable to Directors	✓
Robust Stock Ownership Guidelines	✓
Annual Advisory Vote on Executive Compensation	✓
Clawback Policy	✓
Stockholder Rights
Proxy Access	✓
Required Director Resignation if "FOR" Votes Less than "WITHHELD"	✓
No Poison Pill	✓

Corporate Governance Guidelines

The Board provides oversight to the Company’s chief executive officer ("CEO") and other senior management in the competent and ethical operation of the Company and works to serve the long-term interests of stakeholders. The key practices and procedures of the Board are outlined in the Corporate Governance Guidelines and the Code of Business Conduct and Ethics, both available on the Company’s website at http://ir.thermon.com/corporate-governance. Stockholders can also obtain a free copy of either document by writing to the General Counsel, Thermon Group Holdings, Inc., 7171 Southwest Parkway, Building 300, Suite 200, Austin, Texas 78735.

Board Succession

Our Corporate Governance Guidelines require any incumbent director who receives a greater number of votes "withheld" than votes "for" in an uncontested election to promptly submit a written offer of resignation to the N&CG Committee, which will review and evaluate the offer of resignation and recommend to the Board whether to accept or reject the resignation. The Board will decide whether to accept or reject the resignation and publicly disclose its decision and, if it rejects the resignation, the rationale behind such decision, within ninety (90) days after the election results for the 2025 Annual Meeting are certified.

We recognize the importance of new ideas, perspectives, independence and skills with respect to the Board and recognize the importance of utilizing Board refreshment to achieve such goals. In furtherance of these goals, our Corporate Governance Guidelines include a mandatory retirement age and maximum tenure for non-executive directors. Non-executive directors shall submit an offer of resignation to the N&CG Committee to become effective immediately prior to the Company's annual stockholder meeting following the director's attainment of age seventy-five (75) or following fifteen (15) years of service to the Board, whichever comes earlier. The Board will generally not nominate such directors for re-election; however, on the recommendation of the N&CG Committee, the Board may reject such offers of resignation on a case-by-case basis if the Board determines an exception is in the best interests of the Company and its stockholders. The Board also believes that mandatory retirement age and maximum tenure requirements for non-executive directors promote orderly succession planning for our non-executive directors.

There are no family relationships between any director, executive officer or person nominated by the Board to become a director or executive officer.

Board Leadership Structure and Executive Sessions

Mr. Clarke has served as the independent Chairman since November 2023. The Board believes that its current leadership structure best serves the objectives of the Board’s oversight of management, the ability of the Board to carry out its roles and responsibilities on behalf of the stockholders and the Company’s overall corporate governance. The Board also believes that the current separation of the Chairman and CEO roles allows the CEO to focus his time and energy on operating and managing the Company while leveraging the experience and perspectives of the Chairman. However, the Board periodically reviews our leadership structure and may consider making changes in this structure in the future.

In accordance with the listing standards of The New York Stock Exchange (the "NYSE") and our Corporate Governance Guidelines, the independent directors meet in regularly scheduled executive sessions, generally following each quarterly Board meeting and at other times as necessary. These executive sessions are chaired by the Chairman.

Director Independence

The Board reviews the independence of each director annually prior to nominating individuals for the next annual meeting. In determining the independence of our directors, the Board considered Section 303A of the NYSE rules, applicable SEC rules as well as all relevant facts and circumstances, including, among other things, the types and amounts of commercial dealings between the Company and companies and organizations with which the directors are affiliated. Based on the foregoing criteria, the Board has affirmatively determined that Ms. Dalgetty, Dr. Strzelecki, and Messrs. Clarke, George, Fix, and Richey are independent. Mr. Thames, the Company's President and CEO, is not an independent director by virtue of his employment with the Company.

There were no transactions, relationships or arrangements with respect to any independent director that required review by our Board for purposes of determining director independence. The Board found that none of the independent directors had a material or other disqualifying relationship with the Company. The Board's four standing committees, Audit, Human Capital Management & Compensation ("HCMC"), Finance, and N&CG, were comprised solely of independent directors during Fiscal 2025, as discussed in further detail below.

In recommending that each director and nominee be deemed independent, the N&CG Committee, and the Board when making its determination, noted that certain of our directors have relationships with, serve on boards of directors of, or own minor interests in, entities with which we may do business.

Meeting Attendance

During Fiscal 2025, the full Board met seven (7) times. Each member of the Board attended or participated in 75% or more of the aggregate of: (i) the total number of meetings of the Board (held during the period for which such person has been a director); (ii) the total number of subcommittee meetings of the Board or one of its committees on which such person served; and (iii) the total number of meetings held by all committees of the Board on which such person served (during the periods that such person served) during Fiscal 2025. Each member of the Board attended the 2024 Annual Meeting of the Company’s stockholders.

Committees of the Board

The Board currently has four standing committees: the Audit Committee, the HCMC Committee, the Finance Committee and the N&CG Committee. Each of the Audit, HCMC, Finance, and N&CG Committees operates under a written charter adopted by the Board. Each committee charter is posted and available on the Company’s website at http://ir.thermon.com/corporate-governance. Current committee composition and the number of committee meetings held during Fiscal 2025 are as follows:

Director	Audit Committee	Human Capital Management & Compensation Committee	Finance Committee	Nominating and Corporate Governance Committee
John Clarke	—	—	—	—
Linda Dalgetty	Chair	—	Member	Member
Roger Fix	Member	Member	Member	Chair
Marcus George	Member	Member	Chair	—
Kevin McGinty[1]	—	Member	Member	Member
John Nesser[1]	—	—	—	—
Victor Richey	Member	Member	Member	—
Angela Strzelecki	—	Chair	Member	Member
Bruce Thames	—	—	—	—

Number of Committee Meetings Held[2]	5	4	5	4

(1)    Messrs. McGinty and Nesser did not stand for re-election at the 2024 Annual Meeting in compliance with the Company's Director Retirement Policy.
(2)    In addition to taking action at meetings, each committee and the Board may periodically act by written consent.

Audit Committee

The Audit Committee has responsibility for, among other things:

•reviewing our financial reporting and other internal control processes, our financial statements, earnings press releases, financial guidance, the independent auditors’ duties, qualifications, independence and reports to management;
•the performance of our internal audit function and independent auditors;
•the process and reporting principles for our publicly disclosed corporate responsibility and sustainability metrics;
•pre-approving all audit and permitted non-audit and tax services provided by the independent auditor;
•reviewing annually the effect of legal, regulatory and accounting initiatives on the Company’s financial statements;
•reviewing and approving any transaction between the Company and any related person in accordance with the Company’s Statement of Policy Regarding Transactions with Related Parties;
•our compliance with legal and regulatory requirements and our Code of Business Conduct and Ethics; and
•reviewing the Company’s reporting processes for environmental or social metrics.

For Fiscal 2025, the Board has determined that each of Ms. Dalgetty and Messrs. Fix, George, and Richey is financially literate and qualified to address any issues that are likely to come before the Audit Committee, including the evaluation of our financial statements and supervision of our independent auditors. The Board also determined that each of Ms. Dalgetty, Messrs. Fix, George and Richey meets the additional criteria for independence of audit committee members under Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended (the "Exchange Act") and the rules of the NYSE. For Fiscal 2025, the Board determined that Ms. Dalgetty and Messrs. Fix, George and Richey each qualified as an "audit committee financial expert" as such term is defined in Item 407(d)(5)(ii) of Regulation S-K based on Ms. Dalgetty's education, experience and status as a chartered accountant, Messrs. Fix and Richey's education and experience as a chief executive officer of a publicly traded company and Mr. George's education and experience overseeing financial statements over private equity investments.

Human Capital Management & Compensation Committee

The Human Capital Management & Compensation Committee (the "HCMC Committee") has responsibility for, among other things, reviewing and recommending policies relating to compensation and benefits of our executive officers and employees generally, including:

•reviewing and approving corporate goals and objectives relevant to the compensation of the CEO and our other executive officers;
•evaluating the performance of these officers in light of those goals and objectives and setting compensation of these officers based on such evaluations;
•considering and recommending director compensation to the Board for approval;
•overseeing our equity and incentive-based plans;
•reviewing and assessing risks associated with the Company’s compensation policies and practices;
•approving grants and awards of equity grants and other forms of incentive compensation;
•reviewing and assessing the CEO and other executive officer succession planning and reporting findings to the Board;
•reviewing the results of any advisory stockholder votes on executive compensation and considering whether to recommend adjustments to the Company’s executive compensation policies and practices as a result of such votes;
•overseeing and participating in engagement efforts with stockholders and proxy advisory firms with respect to compensation-related issues or stockholder proposals, as applicable; and
•determining and monitoring compliance with stock ownership guidelines for the CEO and other executive officers.

The HCMC Committee also maintains oversight responsibilities beyond executive compensation, including oversight over all employee benefit and compensation programs, the Company's strategies and policies related to human capital management and the Company's programs and practices related to talent and leadership development, including management succession planning.

The HCMC Committee also prepares the HCMC Committee report required under SEC rules. The report of the HCMC Committee is included in this Proxy Statement and incorporated by reference into our 2025 Annual Report. The HCMC Committee has the authority to engage independent advisors, such as compensation consultants, to assist it in carrying out its responsibilities. The HCMC Committee, at present, engages an outside consultant on a regular basis to advise the HCMC Committee on the Company's executive compensation program.

For Fiscal 2025, the Board determined that each of Dr. Strzelecki and Messrs. Fix, George, and Richey is, and, during his respective period of service, Mr. McGinty was independent under the heightened independence standards applicable to HCMC Committee members under the NYSE rules and Rule 10C-1 under the Exchange Act. In addition, each member of the HCMC Committee meets the definition of "non-employee director" under Rule 16b-3 under the Exchange Act.

Finance Committee

The Finance Committee has responsibility for, among other things:

•reviewing the Company’s financial affairs;
•providing advice and counsel to the Company’s management regarding potential major transactions, such as mergers, acquisitions, reorganizations or divestitures;
•making recommendations to the Board regarding dividend, financing and financial policies;
•reviewing the financial exposure of the Company together with risk mitigation strategies;
•monitoring the Company’s investor relations program; and
•assisting the Board in fulfilling its oversight responsibilities with respect to the review of major transactions.

For Fiscal 2025, the Board determined that each of Ms. Dalgetty, Dr. Strzelecki, and Messrs. Fix, George, and Richey is, and, during his respective period of service, Mr. McGinty was independent under the rules of the NYSE.

Nominating & Corporate Governance Committee

The N&CG Committee has responsibility for, among other things:

•making recommendations to the Board regarding changes to the size and composition of the Board and its committees;
•identifying, evaluating and recommending nominees for appointment or election as directors, including director nominees recommended by stockholders;
•developing and recommending a set of corporate governance guidelines;
•ensuring appropriate Board oversight of significant matters of corporate responsibility and sustainability;
•overseeing the evaluation of our Board and its committees;
•making recommendations in connection with directors’ and officers’ indemnification and insurance matters;
•developing and recommending to the Board standards to be applied in determining the types of relationships that constitute material relationships between the Company and the director for purposes of determining director independence; and
•reviewing and advising the Board regarding proposals submitted by stockholders for inclusion in the Company’s proxy statement.

In addition, the N&CG Committee has responsibility for non-executive director succession planning. For Fiscal 2025, the Board determined that each of Ms. Dalgetty, Dr. Strzelecki, and Mr. Fix is, and, during his respective period of service, Mr. McGinty was independent under the rules of the NYSE.

Compensation Committee Interlocks and Insider Participation

In Fiscal 2025, our HCMC Committee consisted of Ms. Strzelecki as chair and Messrs. Fix, George, Richey and McGinty. Mr. McGinty did not stand for re-election at the 2024 Annual Meeting in compliance with the Company's Director Retirement Policy. None of Dr. Strzelecki or Messrs. Fix, George, McGinty or Richey is or has been an employee or officer of the Company. None of our executive officers has served on the board of directors or compensation committee (or other committee serving an equivalent function) of any other entity that has one or more of its executive officers serving as a member of our Board.

Corporate Responsibility & Sustainability

Both the Board and senior management of the Company understand the importance of taking responsibility for the Company’s actions as a business, as an employer and as a corporate citizen. The Company is committed to incorporating corporate responsibility and sustainability considerations into how it does business. As further described below under Role of the Board in Risk Oversight, the Board maintains oversight over the Company's management of significant matters of corporate responsibility and sustainability, including potential long- and short-term trends and impacts to the Company’s business and stakeholders of environmental, social, and governance issues, and reviews the Company's reporting process for environmental or social metrics.

Information about the Company’s corporate responsibility and sustainability efforts is available on our website located at http://ir.thermon.com/corporate-governance/sustainability, which provides information on the Company's policies, social impact and environmental programs, as well as sustainability strategy, data and reporting. The information contained on, or that may be accessed through, the Company's websites is not incorporated by reference into, and is not a part of, this Proxy Statement.

Role of the Board in Risk Oversight

Effective risk oversight is a priority of the Board. Executive management is responsible for the day-to-day management of Company risks through robust internal processes and effective internal controls, while the Board, as a whole and through its committees, has responsibility for the oversight of risk management. In connection with this oversight role, the Board evaluates whether the risk management processes designed and implemented by management are integrated with the Company's corporate strategy, are functioning as designed and that steps are taken to foster a culture in which employees understand their responsibility for acting within appropriate limits and their ultimate accountability.

The Enterprise Risk Management ("ERM") Review Process

The Company's Legal Department facilitates an annual ERM assessment. The annual ERM assessment is designed to take an enterprise view of risk and to identify potential events that may affect the Company, to manage risks to be within the Company's risk profile and to provide reasonable assurance regarding the achievement of Company strategic objectives.

Each year, the senior management team (including the CEO) conducts an in-depth assessment of potential risks facing the Company. In that regard, senior management:

•reviews appropriate changes to the Company's policies and procedures regarding risk management;
•identifies and evaluates the severity and likelihood of operational, commercial, strategic, financial, macroeconomic, geopolitical and regulatory risks facing the Company on both a near-term and long-term basis;
•evaluates the effectiveness and adequacy of the Company's risk management activities and adjusts existing or implements additional mitigation efforts as appropriate to meet the Company's risk appetite; and
•reports to the Board and relevant committees on a periodic basis with respect to these risks and mitigation efforts.

The Company's annual ERM assessment and management's report to the Board and relevant committees typically occurs in the Company's third fiscal quarter each year to align with the Company's annual strategic review process in advance of budget setting for the following fiscal year. In addition, management monitors identified risks and mitigation steps throughout the year in management meetings and through audits and analysis of capital decisions and reports updates to the Board and relevant committees on a periodic basis.

The Board has designated the Audit Committee with primary responsibility for overseeing the ERM program. The Audit Committee makes periodic updates to the Board regarding the risks identified in the ERM process and maintains oversight of improvements to the program.

Board Oversight in ERM Process

In addition, the Board and each of its committees play significant roles in carrying out the risk oversight function including the assessment of the Company's ERM program. In particular:

•Board. The Board oversees the management of enterprise-wide risks, such as those related to the macroeconomic and political climate, strategic decisions, entry into new markets, significant operational risks, customer issues, and significant operating incidents or disruptions, including the Company's response to supply chain disruptions caused by the recently imposed tariffs and resulting trade conflicts.

•Audit Committee. The Audit Committee oversees the management of risks related to financial reporting, internal controls, cyber security, and legal and regulatory requirements, including anti-bribery and corruption. For example, the Audit Committee:

◦reviews reports from the Company's independent auditors, and internal audit and compliance teams at each regular quarterly meeting and meets in executive sessions with these representatives as needed;
◦reviews and approves the internal audit plan and receives reports on all internal audits;
◦reviews the Company's risks and mitigation plans related to cybersecurity and information technology systems, including the Company’s use of artificial intelligence;
◦engages third party advice or counsel in compliance matters; and
◦reviews the reporting process for the Company's publicly disclosed environmental and social metrics, including the reporting principles adopted by the Company's management for such metrics.

•N&CG Committee. The N&CG Committee oversees legal, regulatory and compliance risks as they relate to corporate governance structures and processes. For example, the N&CG Committee:

◦reviews and monitors significant matters of corporate responsibility and sustainability and ensures appropriate oversight of these issues by the Board, its committees and the Company's management;
◦reviews the Board's succession plans, including maintenance of the director skills matrix to help monitor the current qualifications and characteristics of the Board and aid in assessing new director candidates;

◦reviews the Company's code of business conduct, corporate governance guidelines and constitutional documents to ensure the Company maintains the highest ethical and corporate governance standards; and
◦implements the Board's annual self-assessment process.

•HCMC Committee. The HCMC Committee reviews risks related to compensation matters and oversees risks related to the Company's strategies regarding human capital matters. For example, the HCMC Committee:

◦reviews all compensation for the Company's executive officers;
◦engages independent compensation consultants as deemed appropriate;
◦assesses individual CEO performance on an annual basis in connection with setting CEO compensation;
◦oversees the Company's executive compensation programs to be competitive with those of peer companies and monitors the programs against trends in executive compensation and risks on an annual basis;
◦evaluates the mix of short-term and long-term compensation to appropriately balance incentive and performance based compensation to help ensure that the Company’s performance is focused on long-term stockholder value creation and does not encourage the taking of short-term risks at the expense of long-term results;
◦establishes rigorous financial, operational and strategic metrics for the Company's annual cash bonus program;
◦approves the annual cash bonuses based upon audited financial statements for the performance period;
◦monitors the Company's clawback policy;
◦meets regularly with management to understand the financial, human capital and stockholder implications and risks of compensation decisions being made; and
◦reviews management's annual assessment of potential risks associated with the Company's incentive compensation practices and policies and solicits input from the HCMC's independent compensation consultant regarding programs and factors which could mitigate or encourage excessive risk taking and, in the first quarter of Fiscal 2025, the HCMC Committee determined that risks arising from such programs were not reasonably likely to have a material adverse effect on the Company.

•Finance Committee. The Finance Committee assesses risk with respect to the financial profile of the Company and in connection with major transactions. For example, the Finance Committee:

◦reviews quarterly the Company's merger and acquisition pipeline;
◦provides oversight of the Company's hedging and foreign currency programs;
◦reviews significant capital projects for recommendation to the Board for approval;
◦monitors the Company's debt profile and cash reserves; and
◦provides oversight of the Company's investor relations program.

Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law (the "DGCL") provides that a corporation may indemnify its directors and officers against liabilities actually and reasonably incurred in such capacities, including attorneys’ fees, judgments, fines and amounts paid in settlement, with respect to any matter in which the director or officer acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. Our Third Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") provides that we will indemnify our directors and officers to the fullest extent authorized by the DGCL. Our Certificate of Incorporation provides that this right to indemnification is a contract right, and we may, from time to time, and in the ordinary course of business, enter into contracts under which our directors and officers are provided with such rights of indemnification against liability that they may incur in their capacities as such and in connection with activities performed under the terms of such contracts. We have entered into indemnification agreements with each of our directors and executive officers which require us, among other things, to indemnify them against certain liabilities which may arise by reason of his status or service as a director or officer (other than liabilities arising from willful misconduct of a culpable nature).

Our Bylaws further provide that we will indemnify and hold harmless, to the fullest extent permitted by law, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was one of our directors or officers or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture or other enterprise, against any and all liability and loss (including judgments, fines, penalties and amounts paid in settlement) suffered or incurred and expenses reasonably incurred by such person; provided, however, that we will not be required to indemnify a person in connection with any action, suit or proceeding that is initiated by such person unless such action, suit or proceeding was authorized by our Board.

Our Certificate of Incorporation also eliminates the personal liability of our directors and officers to the fullest extent permitted by Section 102 of the DGCL, which provides that a corporation may eliminate the personal liability of a director or officer to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer. Section 102 does not, however, permit a corporation to eliminate or limit liability for: (i) any breach of the duty of loyalty to the corporation or its stockholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) liability of directors and officers for unlawful payment of dividend or unlawful stock purchase or redemption; or (iv) any transaction from which the director or officer derived an improper personal benefit. We have purchased liability insurance covering our directors and officers and certain other management personnel.

Insider Trading Policy

The Company’s insider trading policy (the “Insider Trading Policy”) governs the purchase, sale and other disposition of the Company’s securities by our executive officers, directors, employees and independent contractors. We believe our Insider Trading Policy are reasonably designed to promote compliance with insider trading laws, rules and regulations, including the listing standards of the NYSE. It is also the policy of the Company to comply with all applicable securities laws when transacting in its own securities. A copy of our Insider Trading Policy is filed as Exhibit 19.1 to our 2025 Annual Report filed with the SEC on May 22, 2025.

No Hedging or Pledging Policy

Our Insider Trading Policy prohibits our executive officers, directors and employees from entering into any hedging transactions with respect to Company securities, pledging Company securities or holding Company securities in a margin account. The Company requires that all executive officers and directors confirm annually that they do not hold any Company securities subject to any hedging, pledging or margin account arrangement.

Political Activities and Public Policy Participation

The Company's Code of Business Conduct and Ethics prohibits the use of Company funds and assets for political activities, including political contributions. The Company may make expenditures to advocate particular viewpoints on public policy issues or support intermediaries, such as lobbyists, that advocate on the Company's behalf. The Company's legal department oversees this type of advocacy on behalf of the Company. The Board provides oversight over the Company's lobbying efforts and receives an annual report from management about any Company lobbying expenditures.

Attendance of Directors at the Annual Meeting of Stockholders

Directors are strongly encouraged to attend the Company's annual meeting of stockholders unless extenuating circumstances prevent them from attending, although the Company has no formal, written policy requiring such attendance. All of the Company's directors attended the 2024 Annual Meeting of Stockholders.

Proxy Access

Our Bylaws provide proxy access for our stockholders. The Board believes that the majority of the Company's stockholders generally support the concept of proxy access; however, the Board recognizes that stockholders are not unanimous in this view nor the specific terms under which proxy access should be adopted. The Company's proxy access provisions permit a stockholder, or group of up to twenty (20) stockholders, owning an aggregate of three percent (3%) or more of the Company's outstanding common stock continuously for at least three (3) years to nominate director candidates for inclusion in the Company's proxy materials for an annual meeting of stockholders constituting up to the greater of (i) twenty percent (20%) of the Board or (ii) two (2) individuals; provided the stockholder(s) and the nominee(s) satisfy the requirements specified in the Bylaws.

Communications with Directors

A stockholder or other interested party who wishes to communicate directly with the Board, its independent directors, one of its committees or with an individual director regarding matters related to the Company should send the communication, with a request to forward the communication to the intended recipient or recipients, to:

Thermon Group Holdings, Inc.
Attention: General Counsel
7171 Southwest Parkway
Building 300 | Suite 200
Austin, Texas 78735

We will forward stockholder correspondence, as appropriate. Please note that we will not forward communications that are spam, junk mail or mass mailings, resumes and other forms of job inquiries, surveys and business solicitations or advertisements. Further, we will not forward any abusive, threatening or otherwise inappropriate materials.

DIRECTOR SELECTION & QUALIFICATIONS

Our Board currently consists of seven (7) directors with each director serving a one-year term expiring at the 2025 Annual Meeting. The authorized number of directors is presently fixed at seven (7).

Upon the recommendation of the N&CG Committee, the Board has nominated each of John Clarke, Linda Dalgetty, Roger Fix, Marcus George, Victor Richey, Angela Strzelecki, and Bruce Thames for re-election at the 2025 Annual Meeting. Each of the directors elected at the 2025 Annual Meeting will serve a one-year term expiring at the 2026 Annual Meeting of Stockholders (the "2026 Annual Meeting") and will hold office until his or her successor has been elected and qualified or until the director's earlier death, resignation or removal.

Each of the nominees has indicated his or her willingness to serve, if elected, but if any of the nominees should be unable or unwilling to serve at the time of the 2026 Annual Meeting, the Board, at its discretion, may either reduce its size, or designate or not designate a substitute nominee. If the Board designates a substitute nominee, proxies that would have been cast for the original nominee will be cast for the substitute nominee, unless instructions are given to the contrary.

Name	Position	Age[1]	Director Since	Years of Service[1]
John Clarke	Chairman of the Board	72	2019	6
Linda Dalgetty	Director	63	2018	7.3
Roger Fix	Director	72	2019	5
Marcus George	Director	55	2010	15.3
Victor Richey	Director	67	2023	1.7
Angela Strzelecki	Director	58	2022	2.9
Bruce Thames	Director, President and CEO	62	2016	9.3

(1)    Age and years of service presented in number of years as of the date of the 2025 Annual Meeting.

Director Selection Process

The Company has not established specific minimum education, experience or skill requirements for potential Board or committee members. In general, the N&CG Committee and the Board will consider, among other qualifications and characteristics, a candidate's work and other experience, character, background, ability to exercise sound judgment, integrity, ability to make independent analytical inquiries, problem-solving skills, diversity, age, demonstrated leadership, work ethic, other skills (including financial literacy), understanding of the Company’s business environment, willingness and capacity to devote adequate time to Board duties, independence and potential conflicts of interest. Each individual is evaluated in the context of the Board as a whole with the objective of retaining a group with diverse and relevant experience that can best perpetuate the Company’s success and represent stockholder interests through sound judgment. When current Board members are considered for nomination for re-election, the N&CG Committee also takes into consideration their prior Board contributions, performance, meeting attendance and participation in continuing education activities.

The N&CG Committee may (but is not required to) identify nominees based upon suggestions by directors, management, outside consultants, including third-party search firms, and stockholders. Before considering any nominee, the N&CG Committee makes a preliminary determination as to the need for additional members of the Board. If a need is identified, members of the N&CG Committee discuss and evaluate possible candidates to explore in more depth and/or retain a third-party to conduct a search for qualified individuals. Once one (or more) candidate(s) is identified for further consideration, members of the N&CG Committee, as well as other members of the Board and management, as appropriate, interview the nominee(s). After completing this evaluation, the N&CG Committee makes a final recommendation and refers the nominee(s) to the full Board for consideration. The Board then makes a final determination as to director nominations and/or appointments.

The N&CG Committee and the Board will consider candidates recommended by stockholders in the same manner as other candidates. Stockholders may nominate candidates to serve as directors in accordance with the advance notice, proxy access and other procedures contained in our Bylaws.

Diversity

We are committed to cultivating a highly capable and diverse Board to represent the interests of our stockholders. Although the Board does not have a formal diversity policy, it construes diversity to mean a variety of opinions, perspectives, expertise, personal and professional experiences and backgrounds, including gender, race, age, culture and ethnicity, as well as other differentiating characteristics. The Board believes that diversity and variety of points of view contribute to a more effective decision-making process. When recommending director nominees for election, the N&CG Committee and the Board focus on how the experience and skill set of each director nominee complements those of fellow director nominees to create a balanced Board with diverse viewpoints and deep expertise. Our Board currently includes one racially diverse member and two female members. In selecting potential candidates for director succession purposes, our Board is committed to ensuring that the pool for director candidates includes candidates with diversity of race, ethnicity and gender in order to build on this diversity.

In addition, the Board and its committees engage in annual self-evaluations that include evaluations of diversity as well as the overall effectiveness of the Board and its committees.

Skills and Qualifications

The N&CG Committee actively maintains a director skills matrix to help monitor the current qualifications and characteristics of the Board as a whole, which it utilizes to aid in identifying what skills, qualifications or characteristics are desirable in assessing current director qualifications and in identifying desirable characteristics for new director candidates and planning for director succession. The N&CG Committee has identified the following specific experiences, qualifications and skills as critical in light of Thermon's strategic priorities, business objectives, operations and structure.

Strategic Skills

Global Experience. Thermon conducts business around the world. Growing sales outside of the United States, particularly in high growth regions, is a central part of Thermon’s long-term strategy. Our business success is derived from an understanding of diverse business environments, economic conditions, and cultures and a broad perspective on global business opportunities.

Industries, End-Markets & Growth Areas. Experience in the industries, end-markets and growth areas that Thermon serves is key to better understanding the needs of our customers and the issues facing our business.

Innovation and Technology. Innovation and technology are a core area for Thermon’s future growth and delivering on our core value proposition to our customers. Our ability to expand our leading physical technologies with software-enabled solutions is critical to securing new paths of growth for Thermon’s business.

Sales & Marketing. Developing new markets for our products and services is critical for driving growth. Our directors who have that expertise provide a much-desired perspective on how to better market and brand our products and services.

Manufacturing & Operations. Thermon’s ability to bring products to market requires management of a global manufacturing footprint, sourcing and supply chain. We believe that directors with experience managing a diverse manufacturing and operations footprint can provide a helpful perspective on how to more efficiently produce and distribute our products.

Key Attributes

Senior Leadership Experience. Thermon’s operations involve complex organizations and processes, strategic planning and risk management. Experience serving as a senior executive at a publicly traded company as well as hands-on leadership experience in core management areas, such as strategic and operational planning, financial reporting, compliance, risk management, and leadership development, provide a practical understanding of Thermon’s business.

Public Company Board Experience. Service on boards and committees of other public companies provides an understanding of corporate governance practices and trends as well as insights into board oversight and management.

Corporate Strategy & Business Development. Thermon’s ability to grow requires an understanding of how we allocate capital in various ways to run our operations, grow our businesses organically and inorganically, and return value to our stockholders.

Governance. As a public company, Thermon seeks to ensure appropriate governance structures and oversight to protect and serve its stockholders. We seek directors who understand effective oversight and transparency by the Board through corporate governance structures and processes.

Regulatory & Risk Management. Thermon’s operations require compliance with a variety of regulatory requirements and risks in numerous countries. In light of the Board’s role in risk oversight, we seek directors who can help to identify, manage and mitigate key risks, including cybersecurity, regulatory compliance, competition, financial, brand integrity, human capital, and intellectual property risks.

Financial Expertise. Thermon’s business requires complex financial management, capital allocation and financial reporting processes. We believe that an understanding of finance and financial reporting requirements is important for our directors to enable them to monitor and assess Thermon’s operating and strategic performance.

Board Skills Matrix

The table below highlights specific experience, qualifications, attributes, skills, and background information that the Board considered for each director nominee. A particular director may possess additional experience, qualifications, attributes, or skills, even if not expressly indicated below.

Director Biographies

The biographies below describe the skills, qualifications, attributes and experience of each of the nominees that led the Board to determine that it is appropriate to nominate each director.

John Clarke has served as director since July 2019 and as Chairman of the Board since November 2023. Mr. Clarke currently serves as a partner and member of the advisory board of Turnbridge Capital, LLC, a private equity firm investing in companies focused primarily on energy services and equipment and infrastructure, a position that he has held since 2011. From 2004 through 2009, Mr. Clarke served as the chief executive officer and executive chairperson of NATCO Group, Inc. (“NATCO”), a publicly traded oilfield equipment manufacturer and related services provider. During a two decade period beginning in the mid-1970s, Mr. Clarke served as the Chief Financial Officer or otherwise as a senior executive in several large, publicly-traded, energy-related companies, including Transco Energy Company, The Houston Exploration Company, Cabot Oil & Gas Corp., and Dynegy Inc. Mr. Clarke also served as a Managing Director of Simmons & Company from 1996 to 1997. Previously, Mr. Clarke has served as a director of Glori Energy, Inc. from 2011 to 2015, Tesco Corporation from 2011 to 2013 and Penn Virginia Corporation from 2009 to 2016. Mr. Clarke earned a B.A. in Economics from the University of Texas and a M.B.A. from Southern Methodist University. Mr. Clarke brings to the Board a wealth of managerial experience in publicly traded companies, including as both a chief executive officer and chief financial officer.

Linda Dalgetty has served as a director since May 2018. Ms. Dalgetty is currently the Chief Financial Officer of Shock Trauma Air Rescue Service (STARS), a charitable non-profit organization providing helicopter air ambulance services to Western Canada. Prior to joining STARS, Ms. Dalgetty served as Vice President, Finance and Services at the University of Calgary, from 2014 until 2021. In her role at the University of Calgary, she had direct responsibility for a large portfolio of university departments, including finance, human resources, information technology, risk, ancillary operations and internal audit. Prior to joining the University of Calgary in 2014, Ms. Dalgetty served as Senior Vice President and Chief Financial Officer of Saxon Energy Services, Inc. from 2013 to 2014, during which time she was responsible for all of the financial functions of a global organization, including reporting, planning, operational accounting and information technology. Prior to her role at Saxon, Ms. Dalgetty served from 1995 to 2013 in various roles of increasing responsibility at Nutrien Ltd. (NYSE: NTR) (formerly, Agrium Inc. ("Agrium")) and Agroservicios Pampeanos SA (a wholly-owned Argentinian subsidiary of Agrium), with her final role being Agrium's Chief Information Officer. Ms. Dalgetty began her early career working as an audit manager with Ernst & Young LLP from 1989 to 1995. Ms. Dalgetty holds a bachelor of commerce degree from the Haskayne School of Business at the University of Calgary. She is also a fellow of the chartered professional accountants and earned an associate diploma in agribusiness from the University of Guelph. Ms. Dalgetty brings broad-based North American and international financial expertise and business experience to the Board. In addition, Ms. Dalgetty has led crisis management efforts related to cybersecurity matters.

Roger Fix has served as director since July 2019. Mr. Fix served as the President and Chief Executive Officer of Standex International Corporation (“Standex”), a publicly traded diversified manufacturing and marketing company from 2003 until his retirement in 2014. He was Standex’s Chief Operating Officer from 2001 to 2002. Mr. Fix served on the Standex board of directors from 2001 to 2017 and was non-executive chairman of Standex from 2014 to 2016. Before joining Standex, he was employed by Outboard Marine Corporation, a marine manufacturing company, as Chief Executive Officer and President from 2000 to 2001 and Chief Operating Officer and President during 2000. He served as Chief Executive Officer of John Crane Inc., a global manufacturer of mechanical seals for pump and compressor applications in the process industry, from 1998 to 2000 and as its President - North America from 1996 to 1998. He was President of Xomox Corporation, a manufacturer of process control valves and actuators, from 1993 to 1996. Mr. Fix served as a director of Commercial Vehicle Group, Inc. from 2014 to 2024 and previously served as a director of Flowserve Corporation ("Flowserve") from 2006 to 2022 and as the non-executive chairman of Flowserve from 2017 to 2021. Mr. Fix holds a M.S. in Mechanical Engineering from The University of Texas at Austin and a B.S. in Mechanical Engineering from the University of Nebraska. Mr. Fix brings a wealth of experience in industrial manufacturing and international business to the Board as well as significant experience as a chief executive officer of a publicly traded company.

Marcus George has served as a director since April 2010. In 2015, Mr. George co-founded and is currently a partner at Onward Capital LLC ("Onward Capital"), a private equity firm focused on investing in and growing lower middle market industrial businesses. Mr. George previously served as a partner at the private equity firm CHS Capital LLC ("CHS") until March 2015. CHS is one of our former private equity sponsors. Mr. George joined CHS in 1997 and was promoted to partner in 2007. Prior to joining CHS, Mr. George was employed by Heller Financial, Inc. in the corporate finance group. He was also an associate at KPMG from 1991 to 1993. Mr. George previously served as a director of GSE Holdings, Inc., a global provider of engineered geosynthetic containment solutions for environmental protection and confinement applications, from June 2011 to August 2014. Mr. George holds a B.B.A. from the University of Notre Dame and a M.B.A. from the University of Chicago. We believe that Mr. George's substantial experience in private equity investments focused on infrastructure and industrial products and financial and capital markets matters bring important and valuable skills to the Board.

Dr. Angela Strzelecki has served as a director since September 2022. Dr. Strzelecki currently serves as the Chief Technology Officer and Head of Product Management of the Health and Pharmaceutical division of Roquette Frères, a global leader in plant-based ingredients and a leading provider of pharmaceutical excipients, following the acquisition of the Pharmaceutical Solutions division of International Flavors & Fragrances, Inc. (“IFF”). From 2021 to 2025, Dr. Strzelecki served as President, Pharmaceutical Solutions for IFF, a global producer of specialty chemicals for the food and beverage, fragrance, home and personal care, and health and wellness end markets, a position that she has held since IFF’s spin off from DuPont de Nemours, Inc. (“DuPont”). From 2018 to 2021, Dr. Strzelecki served as the Global Business Director, Pharmaceutical Solutions for DuPont, with oversight over DuPont’s pharmaceutical business unit. Dr. Strzelecki began her career with DuPont in 1992 and has served in various roles, including operations, marketing, corporate planning, and research and development during her time at DuPont. Dr. Strzelecki earned a B.S. in chemistry from King’s College and a doctorate in chemistry from The Pennsylvania State University. Dr. Strzelecki brings a wealth of experience in diverse end markets, corporate planning and international business.

Victor L. Richey has served as a director since December 2023. Until his retirement in September 2022, Mr. Richey was the chairman and chief executive officer of ESCO Technologies, Inc. (NYSE: ESE) (“ESCO”), a global provider of highly engineered products and solutions serving diverse end-markets, including aerospace and defense, industrial, the utility and renewable energy sectors, and radiofrequency shielding and testing. At ESCO, Mr. Richey served as chief executive officer from 2002, as well as chairman of the board from 2006, until his retirement in 2022. Mr. Richey has served on the board of directors of Nordson Corporation (NASDAQ: NDSN), a precision technology company serving consumer non-durable, medical, electronics and industrial end-markets, since 2010. He served in the United States Army from 1979 to 1985. Mr. Richey holds a Bachelor of Arts degree from Western Kentucky University and a Master of Business Administration degree from Washington University. Mr. Richey brings a wealth of experience in industrial manufacturing and international business to the Board, as well as significant experience as a chief executive officer and chairman of a publicly-traded company.

Bruce Thames joined the Company in April 2015 as Executive Vice President and Chief Operating Officer. He was promoted to President and Chief Executive Officer and appointed as a member of the Board on April 1, 2016. Prior to joining Thermon, Mr. Thames was Senior Vice President and Chief Operating Officer of TD Williamson in Tulsa, Oklahoma, a position he held since 2012. TD Williamson manufactures and delivers a portfolio of solutions to the owners and operators of pressurized piping systems for onshore and offshore applications. He joined TD Williamson in 2005 as Vice President, North America and also served as Vice President and General Manager, Eastern Hemisphere from 2010 to 2012. Mr. Thames began his career with Cooper Industries (formerly Intool), where he spent twelve years in various roles within the product engineering, marketing and operations groups. Mr. Thames then joined GE Energy (formerly Dresser Flow Solutions) ("Dresser") and served primarily as the Director of North American Operations and Product Director for Ball Valves globally for Dresser's Valve Group during his tenure from 2002 to 2005. Mr. Thames holds a B.S. in Mechanical Engineering from The University of Texas at Austin. Mr. Thames brings extensive leadership skills, international acumen, product innovation, operational experience in lean six/sigma and industry knowledge to the Board.

DIRECTOR COMPENSATION

For Fiscal 2025, the Board determined the form and amount of non-executive director compensation after its review of recommendations made by the HCMC Committee.

The Company's current non-executive director compensation program for Fiscal 2025 is set forth in the table below. This program remained the same as compared to Fiscal 2024. In addition to the retainers described below, we reimburse our non-executive directors for actual reasonable out-of-pocket expenses in accordance with the Company's expense reimbursement procedures.

	FISCAL 2025
Type of Annual Retainer[1]	Cash Amount	Equity Amount[2]
Board Member	$70,000	$95,000
Audit Committee Chair	$20,000	$—
Finance Committee Chair	$20,000	$—
HCMC Committee Chair	$20,000	$—
N&CG Committee Chair	$20,000	$—
Independent Chairperson	$52,500	$—

(1)    All annual retainers are paid in quarterly installments at the beginning of each quarter, and no additional meeting attendance fees were paid during Fiscal 2025.
(2)    The annual equity retainer is granted in four equal installments on each of following dates: April 1, July 1, October 1 and January 1, with each equity award being 100% vested on the applicable grant date.

The following table provides information regarding the compensation paid to non-executive directors during Fiscal 2025. Mr. Thames did not receive any additional compensation for his service as a member of the Board during Fiscal 2025. The compensation paid to Mr. Thames is presented below under the section entitled "Executive Compensation."

FISCAL 2025 DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid In Cash	Stock Awards[1]	Total
John Clarke[2]	$122,500	$94,947	$217,447
Linda Dalgetty	$90,000	$94,947	$184,947
Roger Fix	$90,000	$94,947	$184,947
Marcus George	$90,000	$94,947	$184,947
Kevin McGinty[3]	$35,000	$47,472	$82,472
John Nesser[3]	$35,000	$47,472	$82,472
Victor Richey	$70,000	$94,947	$164,947
Angela Strzelecki	$90,000	$94,947	$184,947

(1)On each of April 1, 2024, July 1, 2024, October 1, 2024 and January 1, 2025, the Company granted a stock award to each of the then-serving non-executive directors equal to 722, 798, 805 and 825 shares of the Company’s common stock, respectively. For each award, the number of shares was determined by dividing $23,750 by the per-share closing price of the Company’s common stock on the date of grant (rounded down to the nearest whole share). Each stock award was 100% vested on the grant date. The per-share closing price on each of April 1, 2024, June 28, 2024, September 30, 2024 and December 31, 2024 was $32.88, $29.74, $29.49 and $28.77, respectively.
(2)The fees received by Mr. Clarke include an additional annual retainer of $52,500 paid in quarterly installments at the beginning of each quarter for his service as Chairman.
(3)Messrs. McGinty and Nesser did not stand for re-election at the 2024 Annual Meeting.

Stock Ownership Guidelines (Non-Executive Directors)

Our Board has adopted stock ownership guidelines for its non-executive directors and delegated oversight to the HCMC Committee. The stock ownership guideline for non-executive directors is equal to four (4) times the annual cash retainer for serving as a non-executive director (for Fiscal 2025, $280,000). Each non-executive director is required to meet the guideline within five (5) years of his or her election or appointment to the Board. As of the Record Date, all of the Company's non-executive directors met the requisite stock ownership guideline or are within the initial five-year period.

In measuring stock ownership, the HCMC Committee will consider all beneficially owned shares of the Company's common stock, time-based restricted share units, time-based restricted shares, shares held in a pension or other deferred compensation plan, and shares owned indirectly. Any performance awards or unexercised share appreciation rights or options are not considered in calculating each individual's stock ownership for purposes of the stock ownership guidelines. For information on the stock ownership guidelines for the Company's named executive officers, see the section entitled "Executive Compensation—Compensation Discussion and Analysis—Stock Ownership Guidelines (Named Executive Officers)."

Each non-executive director must meet or exceed his or her requisite stock ownership threshold immediately prior to any disposition of shares or share equivalents obtained through an equity grant (other than shares used to pay applicable withholding taxes or the exercise price of stock options). This 100% retention requirement applies during any time period in which the individual’s stock ownership threshold has not been achieved, including during the initial five-year period. If on December 31 of a calendar year, an individual is in compliance with this retention requirement based upon the closing price of the Company’s shares on the NYSE as of such date, the retention requirement will subsequently be translated into a fixed share amount whereby such number of shares times the closing price on such date equates to the applicable ownership requirement. As long as such individual continues to hold such fixed share amount, he/she will be deemed in compliance with the stock ownership guidelines (i.e., once met, always met).

If a non-executive director does not meet the requisite threshold or demonstrate sustained progress toward meeting the threshold, the Board has discretion to reduce future long-term incentive grants or pay future cash compensation in the form of equity.

Nonqualified Deferred Compensation Plan

The Company has adopted a non-qualified deferred compensation plan (the "NQDCP") under which non-executive directors may elect to defer director fees and other cash or equity-based compensation. Subject to applicable tax laws, participants may elect when to receive payment of their account balances under the NQDCP. If elected by the participant or as otherwise required by the NQDCP, payment may accelerate in connection with certain events, including death, disability, termination of service and/or a change in control. Compensation deferred under the NQDCP is subject to income tax when distributed from the NQDCP and may accumulate tax-deferred earnings.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our Board currently consists of seven (7) directors with each director serving for a one-year term expiring at the 2025 Annual Meeting. The number of directors is presently fixed at seven (7) directors by resolution of the Board.

Upon the recommendation of the N&CG Committee, the Board has nominated each of Ms. Dalgetty, Dr. Strzelecki, and Messrs. Clarke, Fix, George, Richey, and Thames for re-election at the 2025 Annual Meeting. Each director elected at the 2025 Annual Meeting will serve a one-year term expiring at the 2026 Annual Meeting. Each director will hold office until his or her successor has been elected and qualified or until the director's earlier resignation or removal.

Each of the nominees has indicated his or her willingness to serve, if elected, but if any of the nominees should be unable or unwilling to serve, the Board may either reduce its size, or designate or not designate a substitute nominee. If the Board designates a substitute nominee, proxies that would have been cast for the original nominee will be cast for the substitute nominee unless instructions are given to the contrary.

The Board unanimously recommends that stockholders vote "FOR" the re-election of each of Ms. Dalgetty, Dr. Strzelecki and Messrs. Clarke, Fix, George, Richey, and Thames.

AUDIT AND NON-AUDIT FEES

The following sets forth fees billed for the audit and other services provided by KPMG for Fiscal 2025 and Fiscal 2024.

	Year Ended March 31, 2025	Year Ended March 31, 2024
Audit Fees[1]	$1,800,000	$2,200,000
Audit-Related Fees[2]	$35,000	$—
Tax Fees[3]	$—	$—
All Other Fees[4]	$—	$—
Total	$1,835,000	$2,200,000

(1)Consists of fees and expenses for the integrated audit of annual financial statements, reviews of the related quarterly financial statements, and reviewing documents filed with the SEC.
(2)Consists of fees and expenses for assurance and related services that are reasonably related to the performance of the audit or review of financial statements that are not "Audit Fees."
(3)Consists of fees and expenses billed for professional services for tax compliance, tax advice and tax planning. These services include assistance regarding international, federal and state tax compliance, due diligence and tax planning and structuring services.
(4)Consists of fees and expenses for products and services that are not "Audit Fees," "Audit-Related Fees" or "Tax Fees."

Pre-Approval Policies and Procedures

All services rendered by KPMG were permissible under applicable laws and regulations and were pre-approved by our Audit Committee. As described above under "Committees of the Board—Audit Committee", the Audit Committee is responsible for the selection, appointment, engagement, oversight, retention, evaluation and termination of our external auditors. In addition, the Audit Committee is responsible for the pre-approval of all audit and non-audit services, including tax services, to be provided, consistent with all applicable laws, to us by our external auditors; and the establishment of the fees and other compensation to be paid to our external auditors. The Audit Committee has reviewed the external auditors’ fees for audit and non-audit services for Fiscal 2026. The Audit Committee has also considered whether such non-audit services are compatible with maintaining the external auditors’ independence and has concluded that they are compatible at this time.

The Audit Committee has adopted a policy requiring pre-approval by the Audit Committee of all services (audit and non-audit) to be provided to us by our independent registered public accounting firm. In accordance with that policy, the Audit Committee has given its pre-approval for the provision of all audit and review services to be performed by the independent registered public accounting firm for Fiscal 2026. All other services must be specifically pre-approved by the Audit Committee or by a member of the Audit Committee to whom the authority to pre-approve the provision of services has been delegated.

Furthermore, the Audit Committee will review the external auditors’ proposed audit scope and approach as well as the performance of the external auditors. It also has direct responsibility for and sole authority to resolve any disagreements between our management and our external auditors regarding financial reporting, will regularly review with the external auditors any problems or difficulties the auditors encountered in the course of their audit work and will, at least annually, use its reasonable efforts to obtain and review a report from the external auditors addressing the following (among other items): (i) the auditors’ internal quality-control procedures; (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the external auditors; (iii) the independence of the external auditors; and (iv) the aggregate fees billed by our external auditors for each of the previous two fiscal years.

AUDIT COMMITTEE REPORT

The Audit Committee's primary responsibilities include assisting the Board in its oversight of the Company’s financial reporting process, appointing the independent registered public accounting firm and reviewing the services performed by the independent registered public accounting firm. The Audit Committee does not itself prepare financial statements or perform audits and its members are not auditors or certifiers of the Company's financial statements.

In performing its oversight responsibility, the Audit Committee has:

•reviewed and discussed the audited year-end financial statements with management, which has primary responsibility for the financial statements;

•discussed with KPMG, the Company’s independent registered public accounting firm for Fiscal 2026, the matters required by applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC; and

•received the written disclosures and the letter from KPMG required by applicable requirements of the PCAOB regarding KPMG’s communications with the audit committee concerning independence and discussed with KPMG its independence.

The Audit Committee also discussed with the auditors matters related to our internal control over financial reporting. Based on these discussions and the written disclosures received from the independent auditors, the Audit Committee recommended to the Board inclusion of the audited year-end financial statements in the 2025 Annual Report.

Submitted by the Audit Committee of the Board of Directors
Linda Dalgetty (Chair)
Roger Fix
Marcus George
Victor Richey

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

KPMG LLP ("KPMG") has been our independent registered public accounting firm since June 14, 2013. The Audit Committee has appointed KPMG as our independent registered public accounting firm to audit our consolidated financial statements for Fiscal 2026. Our Board recommends the ratification of the Audit Committee's appointment of KPMG. If our stockholders do not ratify the selection of KPMG, the Audit Committee will reconsider the appointment. Even if the appointment is ratified, the Audit Committee may, in its discretion, select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

We expect that one or more representatives of KPMG will attend the 2025 Annual Meeting and will be given an opportunity to make a statement if he or she so desires. The representative(s) will also be available to respond to appropriate questions from stockholders.

The Board unanimously recommends that stockholders vote "FOR" the ratification of the Audit Committee's appointment of KPMG as our independent registered public accounting firm for Fiscal 2026.

HCMC COMMITTEE REPORT

The HCMC Committee has reviewed and discussed the following Compensation Discussion and Analysis with management. Based on this review and discussion, the HCMC Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement prepared in connection with the 2025 Annual Meeting and the Company’s 2025 Annual Report.

Submitted by the Human Capital Management & Compensation Committee of the Board of Directors
Angela Strzelecki (Chair)
Roger Fix
Marcus George
Victor Richey

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

The Company is committed to best practices in corporate governance. As part of this commitment, the HCMC Committee has designed the Company's executive compensation program to align pay and performance.

This compensation discussion and analysis (this "CD&A") provides an explanation of our executive compensation program, including the objectives of such programs and the rationale for each element of compensation, for the individuals serving as our CEO and our Chief Financial Officer ("CFO") during Fiscal 2025, and our three other most highly compensated executive officers as prescribed by the rules of the SEC (collectively, the "Named Executive Officers"). This CD&A also describes the actions and decisions of the HCMC Committee as it relates to Fiscal 2025 compensation decisions. The CD&A should be read together with the compensation tables and related disclosures that follow this section.

For Fiscal 2025, our Named Executive Officers are as follows:

Name	Title
Bruce Thames	President and Chief Executive Officer
Thomas Cerovski	Senior Vice President, Global Business Units
Kevin Fox[1]	Former Senior Vice President, Chief Financial Officer
Roberto Kuahara	Senior Vice President, Global Operations
Greg Lucas[2]	Vice President, Chief Accounting Officer
Mark Roberts[3]	Senior Vice President, Thermon Heating Systems & Engineering
Jan Schott[4]	Senior Vice President, Chief Financial Officer

(1)    As previously disclosed, Mr. Fox stepped down as our Senior Vice President, Chief Financial Officer, effective April 12, 2024. Mr. Fox did not receive any severance benefits in connection with his resignation from the Company.
(2)    Mr. Lucas served as the Company’s interim principal financial officer and principal accounting officer from April 12, 2024 through October 14, 2024. On October 14, 2024, Mr. Lucas assumed the role of the Company’s Vice President, Chief Accounting Officer.
(3)    Mr. Roberts is expected to retire from his role on June 30, 2025, and will assume the role of a non-employee consultant through June 30, 2026.
(4)    Ms. Schott joined the Company as Senior Vice President, Chief Financial Officer on October 14, 2024.

Executive Summary

Fiscal 2025 Performance Summary

•We achieved record revenue in Fiscal 2025 and completed the integration of Vapor Power and F.A.T.I. to further enhance our exposure to diversified markets and expanding our product offerings for decarbonization opportunities.
•We continue to make solid progress on the strategic diversification of our end markets, as non-oil and gas sales accounted for 72% of total sales.
•Through our digitization strategy, we are also seeing an accelerating rate of adoption of our Genesis Network, providing our customers full operational awareness of their heat trace systems.
•Our solutions are also enabling decarbonization through the electrification of heat and the long-term transition toward sustainable energy sources, including through the boiler products offered by our recent acquisition of Vapor Power.
•Expanded gross margins to historical levels and continued discipline of capital allocation; the acquisition of F.A.T.I., invested $20 million in our share repurchase program in addition to repaying $28.6 million in debt.
•With a strong backlog, exposure to diversified end-markets, a leading global brand and a strong balance sheet, we believe that we are well-positioned to continue to deliver strong results and create value for stockholders in Fiscal 2026.
A summary of the Company’s Fiscal 2025 performance is as follows:
•Delivered profitable growth with Fiscal 2025 revenue of $498 million, up 1% from Fiscal 2024, net income of $53.5 million, up 4% from Fiscal 2024, and GAAP EPS of $1.57, up 4% from Fiscal 2024.

•Achieved Adjusted EBITDA of $109.2 million, an increase of 5% from Fiscal 2024. Please refer to "Item 7 Management's Discussion and Analysis of Financial Condition and Results of Operations" in our 2025 Annual Report for a reconciliation of Non-GAAP Adjusted EBITDA and Adjusted EBITDA margin to the most directly comparable GAAP measure.

Key Compensation Program Highlights

The HCMC Committee believes that our executive compensation program is well-balanced and does not encourage unreasonable risk-taking, as summarized by the key features below:

What We Do		What We Do Not Do
✓	Pay-for-performance	-	No "single-trigger" cash severance benefits
✓	Heavy emphasis on variable compensation	-	No repricing or backdating of stock options without stockholder approval
✓	Majority of long-term incentive awards are performance-based	-	No cash buyout of underwater stock options without stockholder approval
✓	Rigorous stock ownership guidelines	-	No hedging of Company stock
✓	Clawback provisions	-	No pledging of Company stock
✓	Independent compensation consultant	-	No multi-year guarantees for salary increases
✓	Ongoing stockholder outreach	-	No tax gross-ups on termination benefits
✓	Annual Say-on-Pay votes	-	No employment contracts

Consideration of Say-on-Pay Vote Results and Stockholder Feedback

The Company provides its stockholders with the opportunity to cast an annual non-binding, advisory vote on the compensation paid to its Named Executive Officers (a "Say-on-Pay" vote). At our 2024 Annual Meeting of Stockholders, approximately 97% of the votes cast on the 2024 Say-on-Pay proposal were voted in favor of the proposal. Accordingly, the HCMC Committee believes these results affirmed broad stockholder support of our approach to executive compensation and did not make any changes to the executive compensation program for Fiscal 2025 in response to the 2024 Say-on-Pay vote.

The Company actively engages in discussions with stockholders on an ongoing basis and values the feedback provided by its stockholders on a variety of corporate governance trends, including executive compensation. The HCMC Committee intends to continue to consider the results of future Say-on-Pay votes as well as stockholder feedback when making future compensation decisions for our Named Executive Officers.

Our Compensation Philosophy

We believe our business benefits from a capable and experienced management team that is responsible for maintaining and building on our leadership position in the industrial process heating industry. We have sought to establish a competitive executive compensation program that enables us to attract, retain, incentivize and reward skillful, experienced and dedicated executives who can contribute both to our short- and long-term success. Our executive compensation program is designed to reward strong financial performance and a significant portion is tied to the achievement of measurable operational, strategic, market and tactical objectives, which we believe motivates management to maximize performance and build long-term stockholder value.

Some of the key principles of our executive compensation program include:

•management’s interests should be closely aligned with the interests of our stockholders;
•compensation must be competitive with that offered by other companies that compete with us for executive talent and enable us to attract and retain highly-qualified executive leadership;
•differences in compensation should reflect differing levels of responsibilities and performance; and
•performance-based compensation should focus on critical business objectives and align pay through performance-leveraged incentive opportunities.

Compensation Peer Group

Recruiting, hiring, retaining and motivating executives and employees with specialized industry experience necessary to manage and operate a global industrial process heating business is key to our success. In making compensation decisions for our Named Executive Officers, each element of their total direct compensation is compared against published compensation data and data provided by Mercer, LLC ("Mercer"), the HCMC Committee's independent compensation consultant. Compensation data from similarly situated companies with whom the Company competes for talent plays an important role in the process used by the HCMC Committee to determine the design, components and award levels in our executive compensation program. Establishing a peer group to evaluate compensation decisions is difficult because we operate in a specialized industry in which there are few, if any, direct peers. In determining the peer group, the HCMC Committee, with the assistance of its independent compensation consultant, selected publicly-traded companies in the same or similar industries that, in its view, compete with the Company for talent and have revenue, assets, market capitalization and other characteristics that are generally comparable to the Company (the "Compensation Peer Group").

Each year, the HCMC Committee, with the assistance of Mercer, reviews the appropriateness of the Company's Compensation Peer Group using the following process:

•reviews the current Compensation Peer Group to determine if the number of companies is appropriate and provides statistical validity;
•revisits qualifications of all current peers, including revenues, market capitalization, operations, industry and proxy advisory considerations;
•assesses current and potential competitors for executive level talent;
•evaluates similar companies that are not currently in the Compensation Peer Group; and
•proposes changes, if any, to the current Compensation Peer Group.

In determining the Compensation Peer Group for Fiscal 2025, with the assistance of Mercer, the HCMC Committee looked at the following criteria:

Primary Criteria	Secondary Criteria
Value-Added Manufacturing Providing Solutions & Services	Market-Value to Revenue Ratio
Annual Revenue	Adjusted Operating Margin
Market Capitalization	Global Footprint
End Market Exposure

In reviewing these criteria, the HCMC Committee found that there are no similarly-sized, independent publicly-traded companies exactly like the Company. As a result, in identifying potential peers, the HCMC Committee selected peers that generally met a number of the criteria (but not necessarily all criteria) set forth above at the time of the review. Following this review, the HCMC Committee did not make any changes to the Compensation Peer Group for Fiscal 2025.

Fiscal 2025 Compensation Peer Group
Allient Inc.	Dril-Quip, Inc.	Orion Energy Systems, Inc.
Aspen Aerogels, Inc.	Hurco Companies, Inc.	Powell Industries, Inc.
CECO Environmental Corp.	Matrix Service Company	Preformed Line Products Company
CTS Corporation	MISTRAS Group	The Gorman-Rupp Company
DMC Global	NCS Multistage Holdings, Inc.	Vishay Precision Group, Inc.

We use the Compensation Peer Group:

•As an input, along with compensation survey data, in developing base salary ranges, annual incentive targets and long-term incentive award ranges;
•To evaluate the form and mix of long-term incentive awards granted to our Named Executive Officers;
•To assess the competitiveness of each element of compensation as well as the total direct compensation awarded to our Named Executive Officers;

•To evaluate share ownership guidelines and other compensation practices; and
•As an input in designing compensation and benefit plans.

In making compensation decisions and using the Compensation Peer Group, the HCMC Committee does not target a specific market percentile for compensation, but rather subjectively considers the competitive conditions and the circumstances of each Named Executive Officer's situation, including experiences, scope of responsibilities, tenure in current position, retention needs and individual performance.

Elements of Our Compensation Program

We have three primary elements of total direct compensation for our Named Executive Officers: (i) base salary; (ii) short-term cash bonus incentives; and (iii) long-term equity incentives. We also provide various benefit programs and limited business-related perquisites.

The balance among the three elements of total direct compensation is established annually by the HCMC Committee and is designed to recognize past performance, retain and incentivize key employees and encourage future performance. When conducting its annual deliberations, the HCMC Committee, with the help of Mercer, reviews each component against both historical and recent comparative statistics as well as anticipated trends in compensation with comparisons to the reference group. The HCMC Committee also considers pay and employment conditions of other employees within the Company as well as the external market in determining executive compensation. The HCMC Committee believes that the design of our executive compensation program is appropriate, competitive and balances the interests of both management and the Company's stockholders.

What We Pay		Why We Pay
Base Salary (Cash)	-	To attract and retain talent
	-	To provide a fixed base of compensation
Short-Term Incentives (Cash)	-	To drive achievement of key business results on an annual basis
	-	To recognize individuals based upon their contributions
	-	Awards are performance-based and not guaranteed
Long-Term Incentives (Equity)	-	To directly tie interests of executives to the interests of our stockholders
	-	To retain and motivate key talent
	-	Performance awards are performance-based and not guaranteed and time-based awards are at-risk as their value fluctuates with stock price performance
	-	To drive achievement of key business results relative to our long-term business plan
Benefits	-	To provide a safety net to protect against the financial catastrophes that can result from illness, disability or death
	-	Named Executive Officers generally participate in the same benefit plans as the broader employee population in the United States
	-	Includes medical, dental, life, retirement and disability plans

Pay Mix

Variable compensation, which includes short-term and long-term incentives, represents approximately 74% of target total direct compensation for our CEO, and approximately 58%, on average, for our other current Named Executive Officers.

CEO
VARIABLE & AT RISK: 74%
31%
26%
17%
26%
AVERAGE OF OTHER NEOs
VARIABLE & AT RISK: 58%
22%
24%
12%
42%
Salary
STIP
PSU Award
RSU Award

In deriving these figures, we consider our Named Executive Officers' target total direct compensation to include base salary at the end of Fiscal 2025, target short-term incentive payment, and target long-term incentives. The above calculation for the average of the other Named Executive Officers excluded compensation for Messrs. Fox and Lucas and Ms. Schott, given the uniqueness of their compensation packages during the role transitions that took place in Fiscal 2025.

Base Salary

Competitive base compensation supports the Company's ability to attract and retain key executive talent. Base salaries are intended to provide a competitive foundation and a fixed rate of pay for the work being performed by each executive officer that is sufficient to attract and retain an effective management team, when considered in combination with the other components of our executive compensation program. The relative levels of base salary for our Named Executive Officers reflect each executive’s scope of responsibility and accountability, as well as the complexity of the applicable position. The following table sets forth the base salaries at the end of Fiscal 2025 as compared to the base salaries at the end of Fiscal 2024:

Named Executive Officer	March 31, 2024 Base Salary	March 31, 2025 Base Salary	Percent Change
Bruce Thames	$696,800	$721,180	3.5%
Thomas Cerovski	$369,600	$382,536	3.5%
Kevin Fox[1]	$400,400	N/A	N/A
Roberto Kuahara	$344,520	$356,578	3.5%
Greg Lucas[2]	$255,000	$278,460	9.2%
Mark Roberts	$343,980	$355,001	3.2%
Jan Schott[3]	N/A	$450,000	N/A

(1)    As previously disclosed, Mr. Fox separated from the Company in April 2024 and did not receive a Fiscal 2025 base salary adjustment prior to his departure.
(2)    Mr. Lucas received a base salary increase in connection with his promotion to Vice President, Chief Accounting Officer.
(3)    As previously disclosed, Ms. Schott joined the Company on October 14, 2024 and her base salary was established at the time she joined based upon a review of the Compensation Peer Group, the compensation received at Ms. Schott’s prior employer and the Company’s compensation practices.

Monthly Stipend

In connection with his assumption of the role as the Company’s interim principal financial officer and principal accounting officer from April 12, 2024, through October 14, 2024, the Company paid Mr. Lucas a monthly cash stipend of $15,000 in addition to his base pay to reflect his expanded responsibilities during this time.

Short-Term Incentives

Historically, we have provided our Named Executive Officers and certain other employees worldwide with the opportunity to earn annual cash incentives based on overall Company performance. We believe that short-term incentives help create a "pay for performance" culture through an opportunity to earn competitive compensation that is linked to our annual performance, as well as hold our executives and employees accountable and reward them based on actual business results.

The Company's short-term incentive program for Fiscal 2025 (the "FY25 STIP") was funded based upon the Company's annual performance relative to: (i) revenue; (ii) Adjusted EBITDA (as defined below); (iii) an ESG metric, linked to safety, diversity, and employee retention (as identified below).

Performance Metric	Purpose
Revenue	To focus management on the top-line growth of the business.
Adjusted EBITDA	To focus management on driving the Company's near-term operational profitability, as well as profitable growth.
ESG Metrics	To focus management on achieving our annual business objectives while maintaining high quality operating and workplace standards, reducing the cost of worker turnover, and supporting a more diverse workforce.

In setting the FY25 STIP opportunities for each of the Named Executive Officers, the HCMC Committee elected to keep the same opportunities, as a percentage of base salary, as were set for Fiscal 2025.

Named Executive Officer	Target Opportunity (% of Base Salary)		Fiscal 2025 STIP Payout at Target[1,2]
	FY24 STIP	FY25 STIP
Bruce Thames	100%	100%	$715,035
Thomas Cerovski	75%	75%	$284,457
Kevin Fox[2]	65%	N/A	N/A
Roberto Kuahara	50%	50%	$176,769
Greg Lucas	37.5%	37.5%	$100,775
Mark Roberts	50%	50%	$176,112
Jan Schott[3]	N/A	75%	$155,342

(1)    For Named Executive Officers who received a mid-year increase in base salary, FY25 STIP payments were calculated based upon such Named Executive Officer's base salary as of April 1, 2024, for the period beginning on such date and ending on the date of such Named Executive Officer's base salary increase, and based upon such Named Executive Officer's new base salary, as applicable, for the remainder of Fiscal 2025.
(2)    As previously disclosed, Mr. Fox separated from the Company in April 2024. As a result of his separation, Mr. Fox did not participate in the FY25 STIP.
(3)    As previously disclosed, Ms. Schott joined the Company on October 14, 2024, and her FY25 STIP target opportunity was established at the time she joined based upon a review of the Compensation Peer Group, the compensation received at Ms. Schott’s prior employer and the Company’s compensation practices. Ms. Schott’s FY25 STIP target was pro-rated based on her base salary earned during Fiscal 2025 rather than her annualized base salary level.

The following table and footnotes provide additional detail on the FY25 STIP, including the pre-determined threshold, target, and maximum performance goals and the Company's actual performance in Fiscal 2025. If the Company's performance did not meet or exceed the predetermined threshold performance level, there would be a zero payout with respect to the applicable performance metric.

	Fiscal 2025 Performance Goals			Fiscal 2025 Actual Performance	Resulting % of Target Payout		Weighting		Weighted % of Target Earned
Performance Metric	Threshold (50% of Target)	Target (100% of Target)	Maximum (200% of Target)			x		=
Revenue[1]	$485.8	$539.8	$593.8	$491.6	55.4%		30.0%		16.6%
Adjusted EBITDA[2]	$104.8	$116.4	$128.0	$108.4	65.7%		60.0%		39.4%
ESG Metrics[3]	1 Target Achieved	2 Targets Achieved	3 Targets Achieved	3 Targets Achieved	200.0%		10.0%		20.0%
Total									76.0%

(1)Performance goals in millions. For purposes of the FY25 STIP, "revenue" is defined as the Company's GAAP revenue.
(2)Performance goals in millions. For purposes of the FY25 STIP, "Adjusted EBITDA" is defined as the Company's GAAP net income plus: (i) net interest expense; (ii) income tax expense; (iii) depreciation and amortization expense; (iv) stock-based compensation expense; (v) income (loss) attributable to non-controlling interests, (vi) additional reasonable and justified one-time and/or non-recurring add-backs or reductions as may be presented from time to time in the Company's quarterly earnings press releases and (vii) any other unusual, non-recurring or one-time events approved by the HCMC Committee.
(3)For purposes of the FY25 STIP “ESG Metrics” represents the attainment of three separate metrics:
(a)    Metric 1 relates to the attainment of specified safety metrics. The Company maintains a database to effectively track workplace incidents, near-misses and potential hazards. The safety metric has been structured such that the Company earns points towards a composite score in four different categories: (i) total recordable incident rate ("TRIR"), weighted 20%; (ii) lost time incident rate ("LTIR"), weighted 20%; (iii) near-miss / hazard identification reports, weighted 40%; and (iv) effective case management (consisting of timeliness of incident report by employee, timeliness of entry of applicable detail into the database, completion of root cause incident report and the existence of prior similar incidents), weighted 20%.

The composite score goals were set at the same level as Fiscal 2024 because the Company believes its safety performance is best in class and wants to incentivize its employees to continue to maintain an excellent safety record. The TRIR and LTIR metrics are designed to measure the frequency and severity of incidents and to reward the achievement of excellent safety results. The TRIR and LTIR targets were set at levels that required the Company and its employees to achieve safety results that are significantly superior to industry averages for both construction and manufacturing companies. The near-miss and hazard identification metric creates a proactive focus on prevention by encouraging all employees to report near-misses and potentially unsafe working conditions. The case management metric measures the Company's ability to react to incidents when they occur and is designed to ensure that employees timely report the occurrence of workplace incidents and that appropriate steps are taken to prevent the recurrence of a similar event in the future.
(b) Metric 2 relates to reducing global new hire turnover by 20%.
(c)    Metric 3 relates to increasing the diverse candidate pool in both the US and Canada with a target that 90% of eligible positions have a diverse slate of candidates. Diverse candidate pool is defined as external job postings for salaried positions in the US and Canada, with no fewer than one diverse candidate interviewed prior to offer extend.

Each year, the threshold, target and maximum levels for each performance metric are rigorously evaluated by the HCMC Committee, by considering any changes to the Company's business or operations, the targets in prior years, actual performance levels, management's budget estimates and expected market and operating conditions. The HCMC Committee set robust targets for both revenue and Adjusted EBITDA that it believed would require a significant amount of effort by our Named Executive Officers to achieve in Fiscal 2025.

Each of our eligible Named Executive Officers earned approximately 76% of his or her respective target FY25 STIP opportunity based upon the Company's Fiscal 2025 performance against the pre-established performance goals.

Named Executive Officer[1]	Target FY25 STIP Opportunity	FY25 STIP Payout (~76% of Target)
Bruce Thames	$715,035	$543,620
Thomas Cerovski	$284,457	$216,264
Roberto Kuahara	$176,769	$134,393
Greg Lucas	$100,775	$76,616
Mark Roberts	$176,112	$133,892
Jan Schott[2]	$155,342	$118,102

(1)As previously disclosed, Mr. Fox separated from the Company in April 2024. As a result of his separation, Mr. Fox was not eligible to receive a payment under the FY25 STIP.
(2)Ms. Schott joined the Company on October 14, 2024, and was eligible for a pro-rated FY25 STIP.

Long-Term Incentive Design

Our long-term incentive program is designed to:

•align the long-term financial interests of our Named Executive Officers and key employees with those of our stockholders;
•motivate our Named Executive Officers and key employees to achieve pre-determined financial and operational goals linked to the Company's long-term strategic plan;
•provide our Named Executive Officers and key employees with added incentives to remain employed by us; and
•build an ownership mentality among our Named Executive Officers and key employees.

Timing of Long-Term Incentive Awards

When granting annual equity awards, the HCMC Committee’s practice is to approve them at its meeting in May of each year as part of the annual compensation review and after results for the preceding fiscal year become available. Because the HCMC Committee’s regular meeting schedule is determined in the prior fiscal year, the proximity of any awards to other significant corporate events is coincidental.

The HCMC Committee may make grants at any time during the year it deems appropriate, including with respect to new hires or transitions or for general retentive or incentive needs. The HCMC Committee attempts to make equity awards during periods when it does not have material non-public information (“MNPI”) that could impact the Company’s stock price, and the Company does not time the release of MNPI based upon equity award grant dates.

Annual Equity Award Design

In Fiscal 2025, annual equity awards under our long-term incentive program consisted of the following types of awards:

Award Type	Target Weighting	Purpose
Time-vested restricted stock units ("RSUs")	35%	To facilitate retention, align executives' interests with the interests of our stockholders and allow our executives to become stakeholders in the Company.
Performance-vested stock units ("PSUs")	65%	To further align our executives' interests with the long-term performance of the Company and the interests of our stockholders and allow our executives to become stakeholders in the Company.
For Fiscal 2025, the HCMC Committee utilized two separate performance metrics for the PSU awards, with the overall target weighting of 65% for the PSUs allocated as shown in the following table:

Performance Metric	Award	Target Weighting	Purpose
Adjusted EBITDA	"FY25 EBITDA PSUs"	35%	To focus management on driving the Company's sustained operational profitability and cash flow over three one-year performance periods.
Return on Invested Capital	"FY25 ROIC PSUs"	30%	To focus management on driving not only profitability, but sustained capital efficiency over three one-year performance periods.

In determining equity awards under our long-term incentive program, the HCMC Committee evaluates the aggregate amount of the award (based upon the grant date fair value of the underlying award) in relation to the Named Executive Officer's base salary and target compensation under the FY25 STIP. In addition, the HCMC Committee also takes into consideration the individual's progress in complying with the Company's stock ownership guidelines.

			Composition of Annual Target LTIP Award
Named Executive Officer[1,2]	Target LTIP Award Fiscal 2025	% Increase (Decrease) from Fiscal 2024	RSUs	FY25 EBITDA PSUs Target	FY25 ROIC PSUs Target
Bruce Thames	$1,300,000	—%	35%	35%	30%
Thomas Cerovski[3]	$300,000	20%	35%	35%	30%
Roberto Kuahara[3]	$300,000	20%	35%	35%	30%
Greg Lucas[4]	$100,000	—%	35%	35%	30%
Mark Roberts[3]	$300,000	20%	35%	35%	30%

(1)As previously disclosed, Mr. Fox separated from the Company in April 2024. As a result of his separation, Mr. Fox did not receive any awards under the Fiscal 2025 long-term incentive program.
(2)Ms. Schott did not participate in the Fiscal 2025 long-term incentive program due to the timing of her commencement of employment with the Company. As further described below, Ms. Schott received a one-time RSU award with a grant date fair value of $450,000 and vesting in one-third annual installments based upon continued service in connection with her hiring.
(3)For the Fiscal 2025 awards, the HCMC Committee decided to increase the target awards values for Messrs. Cerovski, Kuahara, and Roberts by 20% each to better align with competitive market levels and to recognize each individual’s contributions to Thermon’s performance.
(4)As further described below, in connection with his service as interim principal financial officer principal accounting officer, Mr. Lucas received an additional one-time RSU award with a grant date fair value of $100,000 and vesting in one-third annual installments based upon continued service with the Company.

Restricted Stock Units (RSUs)

RSUs align the interests of our Named Executive Officers with those of our stockholders. As our share price increases or decreases, the Named Executive Officer's RSU grant value increases or decreases accordingly. Additionally, RSUs are intended to aid in the retention of Named Executive Officers through the use of long-term vesting periods (three years until the grant is fully vested).

Performance Stock Units (PSUs)

PSUs represent a significant portion of our long-term incentive compensation program. The PSUs are designed to align our executives' interests with those of our stockholders by focusing a significant portion of the executives' long-term incentive awards on both Adjusted EBITDA (as defined below) and adjusted return on invested capital (as defined below) ("ROIC"). As a provider of industrial process heating solutions, the Company's financial performance has historically been impacted by macroeconomic and regional factors that are highly cyclical and outside of management's control, which make it difficult for the Company to forecast over a three-year period. The HCMC Committee believes that three-year performance goals are not an effective tool in motivating performance of our senior leaders if the goals either become unrealistic or too easy to achieve due to macroeconomic factors beyond the control of management. As a result, goals are set annually for each of the three years during the performance period, with any amounts earned based on performance with respect to such goals vesting at the end of the full three year performance period. Since the award is ultimately paid in shares at the end of the full three-year performance period, long-term alignment with shareholder interests is maintained as the ultimate value of any shares received will be subject to stock price performance. We believe that this design addresses the cyclical nature of our business while maintaining a long-term performance-based orientation.

At the end of each one-year performance period, the Company's performance is measured against the target set by the HCMC Committee under the applicable PSU award agreement to determine the level of achievement with respect to one-third of the target number of share units under the PSU award, as set forth in the table below. Amounts achieved following certification of performance under the PSU award do not vest until the end of the full three-year period based upon the executive's continued service through such date, with certain exceptions for a qualifying termination of employment. The performance goals applicable to the PSU awards were designed to be challenging but achievable with strong performance.

Performance Level[1,2]	Year One Opportunity[3,4]	Year Two Opportunity[3,4]	Year Three Opportunity[3,4]
Below Threshold	0% of 1/3 target shares	0% of 1/3 target shares	0% of 1/3 target shares
Threshold	50% of 1/3 target shares	50% of 1/3 target shares	50% of 1/3 target shares
Target	100% of 1/3 target shares	100% of 1/3 target shares	100% of 1/3 target shares
Maximum	200% of 1/3 target shares	200% of 1/3 target shares	200% of 1/3 target shares

(1)    Pursuant to the terms and conditions of the PSU award agreements, the HCMC Committee retains discretion to increase the threshold, target and maximum performance goals to include the Adjusted EBITDA or ROIC contributions, as applicable, from merger and acquisition transactions that close during the performance period, based on the business case for the acquisition rationale approved by the Board during the due-diligence process, prorated for the time period such merger or acquisition is included in the Company group during the performance period.
(2)    Actual performance targets with respect to the PSU award are not shown given the competitively sensitive nature of the information for the year two opportunity and the current lack of an established target for year three opportunity. Please see "FY23, FY24, & FY25 EBITDA PSUs" and "FY24 & FY25 ROIC PSUs" below for further information regarding the applicable performance targets for the most recently completed performance period.
(3)    The applicable payout, if any, will be interpolated on a straight-line basis if the Company's cumulative performance falls between the threshold and target or between target and maximum performance levels. Zero shares will be paid out for performance below the threshold level.
(4)    Amounts achieved following the annual certification of performance under the applicable PSU award agreement do not vest until the end of the full three-year period based upon the executive's continued service through such date, with certain exceptions for a qualifying termination of employment.

For Fiscal 2025, the HCMC Committee awarded the following types of PSUs:

Adjusted EBITDA Performance Stock Units

Performance under the Adjusted EBITDA PSUs granted in Fiscal 2025 (the "FY25 EBITDA PSU") is determined against three equally-weighted one-year Adjusted EBITDA targets set annually by the HCMC Committee and based upon the Company's operating budget and long-term forecast and goals at the time. For purposes of the FY25 EBITDA PSU, Adjusted EBITDA is defined as the Company's GAAP net income plus (i) net interest expense; (ii) income tax expense; (iii) depreciation and amortization expense; (iv) stock-based compensation expense; (v) income (loss) attributable to non-controlling interests; (vi) equity and/or debt-related transaction fees and expenses; (vii) certain merger or acquisition-related fees and expenses; (viii) certain restructuring, severance or other similar expenses; (ix) goodwill impairment charges; (x) certain executive and/or non-executive director succession planning expenses; and (xi) certain other expenses or adjustments primarily related to one-time, nonrecurring and/or non-cash charges that may be approved by the HCMC Committee from time to time.

Adjusted EBITDA was used in both the short-term and long-term incentive programs in recognition that this measure is viewed as a core driver of the Company’s performance and stockholder value creation in both the short- and long-term. In designing the incentive program for our Named Executive Officers, the HCMC Committee combined the Adjusted EBITDA performance metrics with additional performance metrics under the short-term and long-term incentive programs in order to strike an appropriate balance with respect to incentivizing top-line growth, profitability and non-financial business imperatives over both the short-term and long-term horizons.

ROIC Performance Stock Units

The HCMC also issued a PSU award that uses three equally-weighted one-year ROIC targets set annually by the HCMC Committee and based upon the Company's operating budget and long-term forecast and goals at the time (the "FY25 ROIC PSU"). The HCMC Committee believes that strong performance on ROIC incentivizes an increased focus on capital efficiency, in addition to profitability. Accordingly, while profitability is a component of the FY25 ROIC PSU, the award is designed to measure our capitalization efficiency in relation to our profitability. For purposes of the FY25 ROIC PSU, ROIC was defined as the twelve-month net operating profit after taxes ("NOPAT") divided by the average invested capital. NOPAT is defined as tax-adjusted Adjusted EBITDA plus (i) depreciation expense and (ii) stock compensation expense. Invested capital is defined as total debt plus total equity. The threshold performance level applicable to the FY25 ROIC PSU for the first year of the three-year performance period was set equal to Thermon’s weighted-average cost of capital (“WACC”) at the time, ensuring that payouts would only be made pursuant to this metric if value was created (i.e., when ROIC is higher than WACC).

Targeted Equity Awards

New Hire Award

The HCMC Committee awarded Ms. Schott a RSU award with a grant date fair value of $450,000 in connection with her hire. This RSU awards vests in one-third annual installments, subject to Ms. Schott's continued employment through such vesting date, with certain exceptions for qualifying terminations of employment.

Retention RSU Awards

In April 2024, the HCMC Committee awarded Mr. Lucas a RSU award with a grant date fair value of $100,000. This RSU awards vests in one-third annual installments, subject to the Mr. Lucas’s continued employment through such vesting date, with certain exceptions for qualifying terminations of employment. The HCMC Committee granted this award in recognition of the additional responsibilities associated with Mr. Lucas’s service as interim principal financial officer and principal accounting officer.

Results of Long-Term Incentives Awarded in Prior Years

FY23, FY24, & FY25 EBITDA PSUs

On May 12, 2025, the HCMC Committee reviewed the Company's Fiscal 2025 performance, with respect to the performance period from April 1, 2024 through March 31, 2025, for the FY23 EBITDA PSUs, FY24 EBITDA PSUs and FY25 EBITDA PSUs (collectively, the "Outstanding EBITDA PSUs").

The Company's actual Adjusted EBITDA performance over the Fiscal 2025 one-year performance period for the Outstanding EBITDA PSUs was $108.9 million compared to a target Adjusted EBITDA goal of $116.4 million, resulting in each eligible Named Executive Officer earning 83.8% of the 1/3 of target shares for the Fiscal 2025 one-year performance period for each of the Outstanding EBITDA PSUs cycles, with earned EBITDA PSUs scheduled to vest at the end of the full three-year period for each respective grant based upon the executive's continued service through such date, with certain exceptions for a qualifying termination of employment.

Named Executive Officer[1,2,3]	Grant Date	Tranche	Cumulative Performance Period	Target Shares	Payout (as a % of Target Shares)	Shares Earned
Bruce Thames	6/1/2022	3 of 3	April 1, 2022 - March 31, 2025	9,848	83.8%	8,257
	6/1/2023	2 of 3	April 1, 2023 - March 31, 2026	6,672	83.8%	5,594
	6/1/2024	1 of 3	April 1, 2024 - March 31, 2027	4,492	83.8%	3,766
Thomas Cerovski	6/1/2022	3 of 3	April 1, 2022 - March 31, 2025	1,893	83.8%	1,587
	6/1/2023	2 of 3	April 1, 2023 - March 31, 2026	1,283	83.8%	1,076
	6/1/2024	1 of 3	April 1, 2024 - March 31, 2027	1,036	83.8%	869
Roberto Kuahara	6/1/2022	3 of 3	April 1, 2022 - March 31, 2025	1,893	83.8%	1,587
	6/1/2023	2 of 3	April 1, 2023 - March 31, 2026	1,283	83.8%	1,076
	6/1/2024	1 of 3	April 1, 2024 - March 31, 2027	1,036	83.8%	869
Greg Lucas[3]	6/1/2023	2 of 3	April 1, 2023 - March 31, 2026	513	83.8%	430
	6/1/2024	1 of 3	April 1, 2024 - March 31, 2027	345	83.8%	289
Mark Roberts	6/1/2022	3 of 3	April 1, 2022 - March 31, 2025	1,893	83.8%	1,587
	6/1/2023	2 of 3	April 1, 2023 - March 31, 2026	1,283	83.8%	1,076
	6/1/2024	1 of 3	April 1, 2024 - March 31, 2027	1,036	83.8%	869

(1)    As previously disclosed, Mr. Fox separated from the Company in April 2024. As a result of his separation, Mr. Fox forfeited unvested equity awards granted to him in Fiscal 2023 and 2024 and did not receive any awards under the Fiscal 2025 long-term incentive program.
(2)    Ms. Schott did not participate in the Fiscal 2023, 2024 or 2025 long-term incentive programs due to the timing of her commencement of employment with the Company.
(3)    Mr. Lucas did not receive any EBITDA PSUs in Fiscal 2023.

On May 12, 2025, the HCMC Committee certified the cumulative performance over all three one-year performance periods for the FY23 EBITDA PSUs granted on June 1, 2022, resulting in a cumulative payout of 122.0% of the target share awards:

Named Executive Officer[1,2,3]	Grant Date	Cumulative Performance Period	Cumulative Target Shares	Cumulative Payout (as a % of Target Shares)[4]	Shares Earned
Bruce Thames	6/1/2022	April 1, 2022 - March 31, 2025	29,545	122.0%	36,051
Thomas Cerovski	6/1/2022	April 1, 2022 - March 31, 2025	5,681	122.0%	6,930
Roberto Kuahara	6/1/2022	April 1, 2022 - March 31, 2025	5,681	122.0%	6,930
Mark Roberts	6/1/2022	April 1, 2022 - March 31, 2025	5,681	122.0%	6,930

(1)    As previously disclosed, Mr. Fox separated from the Company in April 2024. As a result of his separation, Mr. Fox forfeited unvested equity awards granted to him in Fiscal 2023.
(2)    Mr. Lucas did not receive any EBITDA PSUs in Fiscal 2023.
(3)    Ms. Schott did not participate in the Fiscal 2023 long-term incentive program due to the timing of her commencement of employment with the Company.
(4)    The cumulative payout of 122.0% reflects an average payout over three banked performance periods, which was 200.0% for the Fiscal 2023 performance period, 82.2% for the Fiscal 2024 performance period, and 83.8% for the Fiscal 2025 performance period.

FY23 RTSR PSUs

On May 12, 2025, the HCMC Committee reviewed and certified the Company's performance under the PSU awards granted on June 1, 2022, which are scheduled to vest based upon the Company's relative total shareholder return performance (the "FY23 RTSR PSUs"). The applicable performance period for the FY23 RTSR PSUs was June 1, 2022, through March 31, 2025.

The Company's actual TSR performance over the three-year performance period for the FY23 RTSR PSUs was 91.91%, and at the 90th percentile on a relative basis, as further summarized in the table below:

Named Executive Officer[1,2,3]	Grant Date	Performance Period	Target Shares	Company's TSR	Relative Percentile Rank	Payout (as a % of Target Shares)	Shares Earned
Bruce Thames	6/1/2022	June 1, 2022 - March 31, 2025	25,324	91.9%	90th	200%	50,648
Thomas Cerovski	6/1/2022	June 1, 2022 - March 31, 2025	4,870	91.9%	90th	200%	9,740
Roberto Kuahara	6/1/2022	June 1, 2022 - March 31, 2025	4,870	91.9%	90th	200%	9,740
Mark Roberts	6/1/2022	June 1, 2022 - March 31, 2025	4,870	91.9%	90th	200%	9,740

(1)    As previously disclosed, Mr. Fox separated from the Company in April 2024. As a result of his separation, Mr. Fox forfeited unvested equity awards granted to him in Fiscal 2023.
(2)    Mr. Lucas did not receive any RTSR PSUs in Fiscal 2023.
(3)    Ms. Schott did not participate in the Fiscal 2023 long-term incentive program due to the timing of her commencement of employment with the Company.

FY24 & FY25 ROIC PSUs

On May 12, 2025, the HCMC Committee reviewed the Company's Fiscal 2025 performance, with respect to the performance period from April 1, 2024 through March 31, 2025, for the FY24 ROIC PSUs and FY25 ROIC PSUs (the "Outstanding ROIC PSUs").

The Company's actual ROIC performance over the Fiscal 2025 one-year performance period for the Outstanding ROIC PSUs was 10.7% compared to a target ROIC goal of 11.19%. This performance resulted in each Named Executive Officer eligible to earn 90.8% of the 1/3 of target shares for the Fiscal 2025 one-year performance period for each of the Outstanding ROIC PSUs, which are scheduled to vest at the end of the full three-year period for this award based upon the executive's continued service through such date, with certain exceptions for a qualifying termination of employment.

Named Executive Officer[1,2]	Grant Date	Tranche	Cumulative Performance Period	Target Shares	ROIC Achieved (%)	Payout (as a % of Target Shares)	Shares Earned
Bruce Thames	6/1/2023	2 of 3	April 1, 2023 - March 31, 2026	5,719	10.7%	90.8%	5,192
	6/1/2024	1 of 3	April 1, 2024 - March 31, 2027	3,850	10.7%	90.8%	3,495
Thomas Cerovski	6/1/2023	2 of 3	April 1, 2023 - March 31, 2026	1,099	10.7%	90.8%	998
	6/1/2024	1 of 3	April 1, 2024 - March 31, 2027	888	10.7%	90.8%	806
Roberto Kuahara	6/1/2023	2 of 3	April 1, 2023 - March 31, 2026	1,099	10.7%	90.8%	998
	6/1/2024	1 of 3	April 1, 2024 - March 31, 2027	888	10.7%	90.8%	806
Greg Lucas	6/1/2023	2 of 3	April 1, 2023 - March 31, 2026	439	10.7%	90.8%	399
	6/1/2024	1 of 3	April 1, 2024 - March 31, 2027	296	10.7%	90.8%	269
Mark Roberts	6/1/2023	2 of 3	April 1, 2023 - March 31, 2026	1,099	10.7%	90.8%	998
	6/1/2024	1 of 3	April 1, 2024 - March 31, 2027	888	10.7%	90.8%	806

(1)    As previously disclosed, Mr. Fox separated from the Company in April 2024. As a result of his separation, Mr. Fox forfeited unvested equity awards granted to him in Fiscal 2024 and did not receive any awards under the Fiscal 2025 long-term incentive program.
(2)    Ms. Schott did not participate in the Fiscal 2024 or 2025 long-term incentive program due to the timing of her commencement of employment with the Company.

Executive Severance Plan and Post-Termination Arrangements

The HCMC Committee adopted the Thermon Group Holdings, Inc. Executive Severance Plan (the “Severance Plan”) in Fiscal 2020 and designated each of the then-serving executive officers of the Company as participants in the Severance Plan.

The HCMC Committee adopted the Severance Plan in order to better align the Company's severance arrangements for its Named Executive Officers with then-current market practices. In determining the terms for the Severance Plan, the HCMC Committee examined broad market practices from a variety of industries with input from its independent compensation consultant. In connection with his separation from the Company, Mr. Fox did not receive any benefits under the Severance Plan. See the section entitled "Potential Payments Upon Termination or Change in Control" below for a discussion of the severance benefits that would have been payable to our Named Executive Officers upon a qualifying termination of employment as of March 31, 2025.

As noted above, Mr. Roberts notified the Company of his decision to retire from his role, effective June 30, 2025 (the “Transition Date”). In order to ensure an orderly transition of his responsibilities, the Company and Mr. Roberts entered into a Transition and Consulting Agreement and General Release on February 18, 2025 (the "Consulting Agreement"), pursuant to which Mr. Roberts will commence service as an independent consultant of the Company as of the Transition Date and through June 30, 2026 (the “Consulting Expiration Date”).
During the period between the Transition Date and the Consulting Expiration Date (the “Consulting Period”), Mr. Roberts will make himself available to the Company for advice and counsel on an as needed basis. In exchange, (i) the Company will pay Mr. Roberts a consulting rate of two hundred and forty dollars ($240) per hour, (ii) Mr. Roberts will continue to vest in the restricted stock units granted to him on June 1, 2023 (“FY24 RSUs”), with such FY24 RSUs vesting in full subject to Mr. Roberts’ continued service through the Consulting Expiration Date, (iii) Mr. Roberts will continue to vest in his FY24 PSUs, with the FY24 PSUs vesting based on actual performance and subject to Mr. Roberts’ continued service through the Consulting Expiration Date, (iv) Mr. Roberts will continue to vest in his restricted stock units granted to him on June 1, 2024 (“FY25 RSUs”), with such FY25 RSUs vesting subject to Mr. Roberts’ continued service through the Consulting Expiration Date, and (iv) the post-termination exercise period for his outstanding stock option awards will commence upon the Consulting Expiration Date. Mr. Roberts will cease to be eligible for the benefits set forth in the Consulting Agreement upon the termination of the Consulting Period by either party, except with respect to any accrued but unpaid hourly fees for services rendered prior to the termination of the Consulting Period. Mr. Roberts will receive no cash severance payments as part of this transition.

Employee Benefits and Perquisites

We offer a variety of health, welfare and retirement programs to all eligible employees, including our Named Executive Officers. The Named Executive Officers generally are eligible for the same benefit programs on the same basis as the rest of the broad-based employees who work in the United States.

Programs and policies include:

•Medical, dental and vision;
•Flexible spending accounts;
•Health savings accounts;
•Short and long-term disability;
•Life insurance, accidental death and dismemberment; and
•Retirement savings plan (401(k) plan).

The Company’s generally available defined contribution plan (the “Savings Plan” or 401(k) plan) provides a cash company match of up to 50% of the first 10% of eligible salary contributed to the Savings Plan by the employee, including executives.

In addition, the Company has adopted a Non-Qualified Deferred Compensation Plan (the "NQDCP") under which designated eligible participants may elect to defer base salary, short-term incentive payments and other cash or equity-based compensation. Eligible participants include our Named Executive Officers and certain other employees of the Company and its participating subsidiary and affiliate companies that meet certain requirements. The primary purpose for the adoption of the NQDCP was to provide eligible employees with an option to defer additional compensation for tax planning purposes. See the section entitled "Fiscal 2025 Nonqualified Deferred Compensation" below for additional information on the NQDCP.

The Company generally only provides limited perquisites to the Named Executive Officers.

Our Compensation Process

Role of the HCMC Committee and the CEO

The HCMC Committee, consisting entirely of independent directors, is responsible for determining the compensation of all of our executive officers, and for establishing, implementing and monitoring adherence to our executive compensation philosophy. Each year, the HCMC Committee conducts an evaluation of the Company's executive compensation practices to determine if any changes may be appropriate. During this process, the HCMC Committee may consult with management; however, the HCMC Committee operates independently of management and receives compensation advice and data from an outside independent advisor.

The HCMC Committee also conducts an annual performance evaluation of the CEO to determine if any changes in his compensation may be appropriate after considering factors such as the Company’s performance and stockholder returns, the compensation received by chief executive officers within the Compensation Peer Group, the CEO's performance, current market trends and commonly viewed best practices as well as historical compensation levels.

At the HCMC Committee’s request, the CEO conducts a performance evaluation of each of the other executive officers and reviews the results with the HCMC Committee to assist it in determining whether changes in their compensation may be appropriate. The HCMC Committee gives considerable weight to the CEO’s evaluation of the other executive officers because of his direct knowledge of each executive officer’s performance and contributions. While Mr. Thames provides input with respect to the other executive officers, Mr. Thames did not participate in the HCMC Committee's deliberations or decisions with regard to his own compensation.

Role of Independent Compensation Advisor

The charter of the HCMC Committee authorizes the committee to retain and terminate, as the committee deemed necessary, independent advisors to provide advice and assist in the evaluation of the compensation of non-executive directors and the Company's executive officers. The HCMC Committee is further authorized to approve the fees and retention terms of any independent advisor that it retains. The HCMC Committee retained the independent consulting firm, Mercer, to serve as the committee's compensation consultant in Fiscal 2025.

During Fiscal 2025, Mercer participated in HCMC Committee meetings and advised the HCMC Committee with respect to compensation trends and market practices, incentive plan design, competitive pay levels and compensation adjustments. In addition, Mercer also consulted with the HCMC Committee regarding non-executive director compensation. While Mercer consulted with management in performing work requested by the HCMC Committee, it did not perform any separate services for management. In rendering advice to the HCMC Committee, Mercer:

•reported directly to the HCMC Committee;
•provided comparative market data regarding executive and director compensation to assist in establishing reference points for the principal components of compensation;
•provided information and recommendations regarding compensation trends in the general marketplace, compensation practices, and regulatory and compliance developments; and
•met as needed with the HCMC Committee without the presence of management.

As part of its annual review process, the HCMC Committee considered the independence of Mercer in light of the SEC rules and NYSE listing standards. The HCMC Committee has reviewed Mercer's independence in accordance with the above criteria and concluded that the work performed by Mercer did not raise any conflicts of interest during Fiscal 2025.

Stock Ownership Guidelines (Named Executive Officers)

Our Board believes that each key executive officer of the Company should have a substantial personal investment in the Company. In furtherance of this belief, our Board has adopted stock ownership guidelines for all of our executive officers (the "Stock Ownership Guidelines") and delegated oversight of the Stock Ownership Guidelines with respect to the Company's executive officers to the HCMC Committee. The Stock Ownership Guidelines are designed to maintain management share ownership at levels high enough to ensure alignment with our stockholders' interests and assure our stockholders of our management's commitment to value creation. The Company's Stock Ownership Guidelines for executive officers are set forth below:

Position	Available Shares to be Retained
CEO	5 Times Annual Base Salary
Senior Vice President	2 Times Annual Base Salary
Other Executive Officer	1 Times Annual Base Salary

Each executive officer is required to meet the guideline within five (5) years after his or her appointment as an executive officer of the Company. As of the Record Date, each of our Named Executive Officers was either: (i) in compliance with the applicable stock ownership guideline or (ii) within the applicable time period to obtain compliance.

For measuring compliance with the Stock Ownership Guidelines, the HCMC Committee includes: time-based RSUs; time-based restricted shares; shares held in a pension or other deferred compensation plan; and shares owned indirectly. However, the HCMC Committee does not include any performance awards or unexercised share appreciation rights or options in determining compliance.

Each individual subject to the Stock Ownership Guidelines must meet or exceed his or her requisite threshold immediately prior to any disposition of shares or share equivalents obtained through an equity grant (other than shares used to pay applicable withholding taxes or the exercise price of stock options). The 100% retention requirement applies during any time period in which the individual’s stock ownership threshold has not been achieved, including during the initial five-year period. If on December 31 of a calendar year, an individual is in compliance with this retention requirement based upon the closing price of the Company’s shares on the NYSE as of such date, the retention requirement will subsequently be translated into a fixed share amount whereby such number of shares times this closing price on such date equates to the applicable ownership requirement. As long as the such individual continues to hold such fixed share amount, he/she will be deemed in compliance with the Stock Ownership Guidelines (i.e., once met, always met).

If a Named Executive Officer does not meet the requisite threshold or demonstrate sustained progress toward meeting the threshold, the HCMC Committee has discretion to reduce future long-term incentive grants or pay future cash compensation in the form of equity. For information on the Stock Ownership Guidelines for the Company's non-executive directors, see the section entitled "Director Compensation—Stock Ownership Guidelines (Non-Executive Directors)."

Clawback Policy

The HCMC Committee has adopted a Policy on Recoupment of Incentive Compensation (the "clawback policy") to comply with the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act enacted in 2010 (the "Dodd-Frank Act") and applicable listing rules. Under the clawback policy, the Company is required in certain situations to recoup incentive compensation paid or payable to certain current or former executive officers of the Company, including the Named Executive Officers, in the event of an accounting restatement. We believe that the clawback policy further enhances the risk management features of our executive compensation program in a way that does not encourage unnecessary or excessive risk-taking.

Certain Transactions in Company Securities

Our Insider Trading Policy prohibits our non-executive directors, officers and employees from engaging in various hedging activities with Company securities, including short sales and any transaction involving a publicly traded option, such as a put, call or other derivative security. Further, the policy prohibits holding Company securities in a margin account or pledging Company securities as collateral for a loan.

FISCAL 2025 SUMMARY COMPENSATION TABLE

The following table summarizes the compensation we paid to each Named Executive Officer for Fiscal 2025 and, to the extent required by SEC disclosure rules, Fiscal 2024 and Fiscal 2023.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards[1] ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation[2] ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation[3] ($)	Total ($)
Bruce Thames President & CEO	2025	$715,035	$—	$1,299,963	$—	$543,620	$—	$20,504	$2,579,122
	2024	$689,990	$—	$1,299,951	$—	$548,873	$—	$21,138	$2,559,952
	2023	$665,014	$—	$1,486,613	$—	$1,197,025	$—	$17,142	$3,365,794
Thomas Cerovski SVP, Global Business Units	2025	$379,275	$—	$299,958	$—	$216,264	$—	$19,566	$915,063
	2024	$361,062	$—	$249,962	$—	$215,413	$—	$17,827	$844,264
	2023	$332,073	$—	$285,865	$—	$448,299	$—	$15,478	$1,081,715
Kevin Fox[4] SVP, CFO	2025	$13,164	$—	$—	$—	$—	$—	$742	$13,906
	2024	$388,829	$—	$349,974	$—	$—	$—	$6,694	$745,497
	2023	$364,945	$—	$400,229	$—	$406,150	$—	$8,561	$1,179,885
Roberto Kuahara SVP, Global Operations	2025	$353,539	$—	$299,958	$—	$134,393	$—	$17,118	$805,008
	2024	$340,820	$—	$249,962	$—	$135,558	$—	$14,155	$740,495
	2023	$308,219	$—	$585,850	$—	$277,397	$—	$40,021	$1,211,487
Greg Lucas[5] VP, CAO	2025	$268,732	$—	$199,927	$—	$76,616	$—	$117,552	$662,827
Mark Roberts SVP, THS & Engineering	2025	$352,223	$—	$299,958	$—	$133,892	$—	$19,418	$805,491
	2024	$340,618	$—	$249,962	$—	$135,478	$—	$23,315	$749,373
	2023	$326,823	$—	$285,865	$—	$294,141	$—	$15,926	$922,755
Jan Schott SVP, CFO	2025	$207,123	$—	$450,000	$—	$118,102	$—	$205,157	$980,382

(1)The amounts reported in this column for Fiscal 2025 represent the aggregate grant date fair value of the RSUs and PSUs, as applicable, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation ("FASB ASC Topic 718"). The Fiscal 2025 stock awards were structured in three parts: (i) time-based RSUs; (ii) PSUs with ROIC as the performance-based vesting condition; and (iii) PSUs with Adjusted EBITDA as the performance-based vesting condition.
(a)The estimated fair value of the RSUs was the market closing price of our common stock as reported by the NYSE on the grant date. The estimated fair market value was $33.76 per share for RSUs granted on June 1, 2024, and $26.41 for RSUs granted on November 1, 2024.
(b)The estimated fair value of the Fiscal 2025 ROIC PSUs was $33.76 per unit, which was the market closing price of our common stock as reported by the NYSE on the June 1, 2024 grant date and calculated based on the probable satisfaction of the performance-based vesting condition as of the grant date. Assuming the highest level of performance is achieved for the Fiscal 2025 ROIC PSUs, the maximum grant date fair value would be $389,996 for Mr. Thames, $89,970 for Messrs. Cerovski, Kuahara, and Roberts, and $29,979 for Mr. Lucas. For a discussion of the assumptions and methodologies used to value the awards, please see "Compensation Discussion and Analysis—Elements of Our Compensation Program—Long-Term Incentive Design" above and the discussion of equity awards contained in Note 16 to the consolidated financial statements included in our 2025 Annual Report.
(c)The estimated fair value of the Fiscal 2025 EBITDA PSUs was $33.76 per unit, which was the market closing price of our common stock as reported by the NYSE on the June 1, 2024 grant date and calculated based on the probable satisfaction of the performance-based vesting condition as of the grant date. Assuming the highest level of performance is achieved for the Fiscal 2025 EBITDA PSUs, the maximum grant date fair value would be $454,984 for Mr. Thames, $104,994 for Messrs. Cerovski, Kuahara, and Roberts, and $34,975 for Mr. Lucas. For a discussion of the assumptions and methodologies used to value the awards, please see "Compensation Discussion and Analysis—Elements of Our Compensation Program—Long-Term Incentive Design" above and the discussion of equity awards contained in Note 16 to the consolidated financial statements included in our 2025 Annual Report.
(2)The amounts reported in this column for Fiscal 2025 performance represent annual cash compensation earned under the FY25 STIP based on Fiscal 2025 performance which were paid in June 2025. Please see "Compensation Discussion and Analysis—Elements of Our Compensation Program—Short-Term Incentives" for further information regarding the FY25 STIP.
(3)Amounts reported in this column for Fiscal 2025 are described in more detail in the following table:

Name	Company Contribution to 401(k) ($)	Group Life Insurance ($)	Company Contribution to Health Savings Account ($)	Relocation Benefits ($)[a]	Monthly Stipend ($)[b]	All Other Compensation Total ($)
Bruce Thames	$16,074	$3,564	$866	$—	$—	$20,504
Thomas Cerovski	$17,424	$1,242	$900	$—	$—	$19,566
Kevin Fox	$679	$28	$35	$—	$—	$742
Roberto Kuahara	$13,930	$2,322	$866	$—	$—	$17,118
Greg Lucas	$10,760	$926	$866	$—	$105,000	$117,552
Mark Roberts	$14,101	$4,451	$866	$—	$—	$19,418
Jan Schott	$4,175	$982	$—	$200,000	$—	$205,157

(a)    Ms. Schott received relocation benefits on a reimbursement basis, consisting of (i) a $125,000 lump sum payment for housing accommodations and (ii) 75,000 for tax gross-ups.

(b)    Mr. Lucas received a monthly stipend of $15,000 during his service to the Company as interim principal financial officer and interim principal accounting officer.
(4)As previously disclosed, Mr. Fox separated from the Company in April 2024. As a result of his separation, Mr. Fox did not receive a FY25 STIP Payout and did not receive any awards under the Fiscal 2025 long-term incentive program.
(5)Mr. Lucas served as interim principal financial officer and principal accounting officer from April 2024 through Ms. Schott’s appointment as SVP, Chief Financial Officer, in October 2024.

FISCAL 2025 GRANTS OF PLAN-BASED AWARDS

The following table summarizes awards made to our Named Executive Officers in Fiscal 2025.

Name	Type of Award	Grant Date	Approval Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards[1] ($)			Estimated Future Payouts Under Equity Incentive Plan Awards[2] (#)			All Other Stock Awards: Number of Shares of Stock or Units[3] (#)	All Other Option Awards: Number of Securities underlying options) (#)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock Awards[4] ($)
				Threshold	Target	Maximum	Threshold	Target	Maximum
Thames	STIP	—	—	$357,518	$715,035	$1,430,070
	ROIC PSU	6/1/2024	5/14/2024				5,776	11,552	23,104				$389,996
	EBITDA PSU	6/1/2024	5/14/2024				6,739	13,477	26,954				$454,984
	RSU	6/1/2024	5/14/2024							13,477			$454,984
Cerovski	STIP	—	—	$142,229	$284,457	$568,914
	ROIC PSU	6/1/2024	5/14/2024				1,333	2,665	5,330				$89,970
	EBITDA PSU	6/1/2024	5/14/2024				1,555	3,110	6,220				$104,994
	RSU	6/1/2024	5/14/2024							3,110			$104,994
Fox[5]	STIP	—	—	$—	$—	$—
Kuahara	STIP	—	—	$88,385	$176,769	$353,538
	ROIC PSU	6/1/2024	5/14/2024				1,333	2,665	5,330				$89,970
	EBITDA PSU	6/1/2024	5/14/2024				1,555	3,110	6,220				$104,994
	RSU	6/1/2024	5/14/2024							3,110			$104,994
Lucas	STIP	—	—	$50,388	$100,775	$201,550
	ROIC PSU	6/1/2024	5/14/2024				444	888	1,776				$29,979
	EBITDA PSU	6/1/2024	5/14/2024				518	1,036	2,072				$34,975
	RSU	6/1/2024	5/14/2024							1,036			$34,975
	RSU	6/1/2024	4/2/2024							2,962			$99,997
Roberts	STIP	—	—	$88,056	$176,112	$352,224
	ROIC PSU	6/1/2024	5/14/2024				1,333	2,665	5,330				$89,970
	EBITDA PSU	6/1/2024	5/14/2024				1,555	3,110	6,220				$104,994
	RSU	6/1/2024	5/14/2024							3,110			$104,994
Schott	STIP	—	—	$77,671	$155,342	$310,684
	RSU	11/1/2024	9/19/2024							17,039			$450,000

(1)The amounts reported in this column represent the threshold, target and maximum incentive opportunities for the FY25 STIP. As noted in the CD&A, based on Fiscal 2025 performance, each eligible Named Executive Officer received approximately 76% of his or her respective target opportunity under the FY25 STIP. See "Compensation Discussion and Analysis—Elements of Our Compensation Program—Short-Term Incentives" for further information.
(2)The number of shares reported in this column represent the PSUs: (a) subject to an Adjusted EBITDA performance-based vesting condition and (b) subject to a ROIC performance-based vesting condition granted to each Named Executive Officer under the Company's 2020 LTIP. These PSUs are scheduled to vest on March 31, 2027, subject to the achievement of the underlying performance conditions and the Named Executive Officer's continued employment through the end of the performance period. See "Compensation Discussion and Analysis—Elements of Our Compensation Program—Long-Term Incentive Design" for additional information.
(3)The number of shares reported in this column represent the RSUs granted to each Named Executive Officer under the Company's long-term incentive plan. The RSUs will vest in three equal annual installments, with the first installment vesting on the first anniversary of the grant date of the award. The vesting of all RSUs is subject to the Named Executive Officer's continued employment through the applicable vesting date. See "Compensation Discussion and Analysis—Elements of Our Compensation Program—Long-Term Incentives" for additional information.
(4)For a discussion of the assumptions and methodologies used to calculate the grant date fair values presented in this column, please see Note 1 to the Fiscal 2025 Summary Compensation Table above and Note 16 to the consolidated financial statements included in our 2025 Annual Report.
(5)As previously disclosed, Mr. Fox separated from the Company in April 2024. As a result of his separation, Mr. Fox did not receive a FY25 STIP payout and he did not receive any equity awards in Fiscal 2025.

OUTSTANDING EQUITY AWARDS AT FISCAL 2025 YEAR-END

The following table provides information regarding the outstanding equity awards held by each Named Executive Officer as of March 31, 2025.

Named Executive Officer	Option Awards					Stock Awards
	Option Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($/sh)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested[1] (#)	Market Value of Shares or Units of Stock That Have Not Vested[2] ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested[3] (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested[2,4] ($)
Bruce Thames	6/1/2020	32,472	—	$14.28	6/1/2030	36,671	$1,021,287	62,203	$1,732,354
Thomas Cerovski		—	—	$—		7,571	$210,852	12,923	$359,906
Kevin Fox		—	—	$—		—	$—	—	$—
Roberto Kuahara		—	—	$—		19,466	$542,128	12,923	$359,906
Greg Lucas		—	—	$—		5,891	$164,064	4,782	$133,179
Mark Roberts	6/1/2020	5,074	—	$14.28	6/1/2030	7,571	$210,852	12,923	$359,906
Jan Schott		—	—	$—		17,039	$474,536	—	$—

(1)    Represents: (i) 9,849, 1,895, 2,977, 867, and 1,895 unvested RSUs granted on June 1, 2022 and subject to vesting on June 1, 2025 to each of Messrs. Thames, Cerovski, Kuahara, Lucas, and Roberts, respectively; (ii) 13,345, 2,566, 2,566, 1,026, and 2,566 unvested RSUs granted on June 1, 2023 vesting in equal annual installments on June 1, 2025 and 2026 to each of Messrs. Thames, Cerovski, Kuahara, Lucas, and Roberts, respectively; (iii) 13,477, 3,110, 3,110, 3,998, and 3,110 unvested RSUs granted on June 1, 2024 vesting in equal annual installments on June 1, 2025, 2026 and 2027 to each of Messrs. Thames, Cerovski, Kuahara, Lucas, and Roberts, respectively, (iv) 10,813 unvested RSUs on January 31, 2026 vesting on January 31, 2026 to Mr. Kuahara, and (v) 17,039 unvested RSUs granted on November 1, 2024 vesting in equal annual installments on November 1, 2025, 2026 and 2027 to Ms. Schott. In connection with his April 2024 separation from the Company, Mr. Fox forfeited his unvested RSUs.
(2)    The market value was calculated based on a market closing price of $27.85 per share of our common stock as reported on the NYSE on March 31, 2025, the last trading day of Fiscal 2025.
(3)    Represents: (i) 17,157, 3,299, 3,299, 1,319, and 3,299 unvested ROIC PSUs and 20,017, 3,849, 3,849, 1,539, and 3,849 unvested EBITDA PSUs, each granted on June 1, 2023 and vesting on March 31, 2026, subject to the HCMC Committee's certification of the applicable performance metrics, to each of Messrs. Thames, Cerovski, Kuahara, Lucas, and Roberts, respectively; and (ii) 11,552, 2,665, 2,665, 888, and 2,665 unvested ROIC PSUs and 13,477, 3,110, 3,110, 1,036, and 3,110 unvested EBITDA PSUs, each granted on June 1, 2024 and vesting on March 31, 2027, subject to the HCMC Committee's certification of the applicable performance metrics, to each of Messrs. Thames, Cerovski, Kuahara, Lucas, and Roberts, respectively. In connection with his April 2024 separation from the Company, Mr. Fox forfeited his unvested PSUs.
(4)    In accordance with the SEC disclosure rules, the amounts reported in these columns were determined based upon performance through March 31, 2025. For each of the ROIC PSUs and EBITDA PSUs, the value and number of units reported is measured at target performance. The actual number of shares that may be earned in settlement of the PSUs will be determined on actual Company performance and may be higher or lower than the number of shares reported in this column.

FISCAL 2025 OPTION EXERCISES AND STOCK VESTED

The following table sets forth information regarding the options exercised and the vesting of RSUs and PSUs held by our Named Executive Officers during Fiscal 2025.

Named Executive Officer	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting[1] (#)	Value Realized on Vesting[1] ($)
Bruce Thames	—	$—	111,754	$3,806,628
Thomas Cerovski	—	$—	21,488	$731,936
Kevin Fox	—	$—	—	$—
Roberto Kuahara	—	$—	20,928	$713,031
Greg Lucas	—	$—	2,128	$71,841
Mark Roberts	—	$—	21,488	$731,936
Jan Schott	—	$—	—	$—

(1)    The value realized was determined by multiplying the number of shares that vested by the per-share closing price of the Company's common stock as reported by the NYSE on the date each award vested.

FISCAL 2025 NONQUALIFIED DEFERRED COMPENSATION

The Company has adopted the NQDCP under which designated eligible participants may elect to defer base salary, short-term incentive payments, non-executive director fees and other cash or equity-based compensation. Eligible participants include the Company's non-executive directors and a select group of management, including our Named Executive Officers and other employees of the Company and its participating subsidiary and affiliate companies that meet certain requirements.

Subject to applicable tax laws, participants may elect when to receive payment of their account balances under the NQDCP. If elected by the participant or as otherwise required by the NQDCP, payment may accelerate in connection with certain events, including death, disability, termination of employment and/or a change in control. Compensation deferred under the NQDCP is subject to income tax when distributed from the NQDCP and may accumulate tax-deferred earnings.

Eligible employees may elect to defer up to 75% of base salary, 100% of sales commissions, 100% of short-term incentive, and 100% of equity-based compensation or other cash compensation approved by the HCMC Committee. The Company does not currently make any contributions to the accounts of participants under the NQDCP. Participants may create up to five "In-Service Accounts" providing for a lump sum payment on a date specified by the participant and one "Termination Account" providing for a lump sum payment on and/or annual installments commencing in connection with the participant's separation from service. In-Service Accounts are paid in January of the year selected by the participant and Termination Accounts are generally paid on or commence in January immediately following the six-month anniversary of the participant's separation from service. Participants may change the timing and form of payment, subject to a five-year delay in benefit commencement.

All of the investment options available under the NQDCP are equity, bond and money market mutual funds similar in nature to the investment choices available under the Company's 401(k) plan. Investment gains and losses in a participant's account under the NQDCP are based solely upon the investment selections made by the participant. Compensation deferred under the NQDCP represents an unsecured obligation of the Company.

The following table sets forth information regarding contributions to the NQDCP by participating Named Executive Officers during Fiscal 2025.

Named Executive Officer	Executive Contributions in Last FY1 ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY2 ($)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at FYE[3] ($)
Bruce Thames	$8,321	$—	$264,371	$—	$5,471,931
Thomas Cerovski	$—	$—	$—	$—	$—
Kevin Fox	$—	$—	$—	$—	$—
Roberto Kuahara	$5,437	$—	$223	$—	$5,661
Greg Lucas	$—	$—	$—	$—	$—
Mark Roberts	$44,830	$—	$23,048	$—	$509,009
Jan Schott	$—	$—	$—	$—	$—

(1)    These amounts represent deferrals of the Named Executive Officers' salary and annual incentive compensation and are included in the "Salary" and "Non-Equity Incentive Plan Compensation" columns in the Fiscal 2025 Summary Compensation Table.
(2)    These amounts do not represent above-market earnings and are excluded from the Fiscal 2025 Summary Compensation Table.
(3)    Amounts in this column include the following amounts that were previously reported in the Summary Compensation Table for Fiscal 2023 and 2024: $672,205 and $651,931 for Mr. Thames, $0 for Mr. Lucas, and $201,691 and $70,225 for Mr. Roberts.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The narrative description and table below summarize certain information related to the amount of compensation payable to each of our Named Executive Officers under certain qualifying termination or change in control events. Except as described below, we have no agreements, arrangements, or plans that entitle executive officers to severance, perquisites, acceleration of equity or other enhanced benefits upon termination of their employment. Payments or benefits other than described below would be at the discretion of the HCMC Committee or the Board.

Executive Severance Plan

As noted in the CD&A, the Company maintains the Severance Plan, with each of the executive officers of the Company designated by the HCMC Committee as participants in the Severance Plan. Subject to the participant’s execution of a general release of claims in favor of the Company, the Severance Plan provides participants with certain payments and benefits upon a qualifying termination of employment. In the event that the employment of a participant is terminated by the Company or its affiliates other than for cause, death, or disability, or in the event that a participant terminates his or her employment with the Company or its affiliates for good reason (as such terms are defined within the Severance Plan), then the participant will receive, in lieu of any severance benefits under any other arrangement with the participant, the following severance benefits, subject (other than in the case of death) to the participant's execution of a release of claims: (i) a multiple of the participant’s base salary, payable in substantially equal installments during a specified severance period; (ii) an amount equal to the participant’s annual bonus for the fiscal year in which the termination occurred, prorated based on the number of days that the participant was an employee and payable in lump sum; and (iii) a one-time lump-sum cash payment equal to the cost of the participant’s monthly premiums under the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended (“COBRA”), multiplied by the number of months in the specified severance period. The severance multiple is 1.5 for Mr. Thames and one for the other Named Executive Officers, and the severance period is eighteen months for Mr. Thames and twelve months for the other Named Executive Officers.

Equity Agreements

RSU Award Agreements

The RSU award agreements provide that if the Company terminates the holder other than for cause or due to death or disability, the portion of the award that was not vested immediately prior to such termination of employment will immediately vest on a pro-rata basis based on the amount of time the holder was employed during the vesting period. The remaining portion of the award will be immediately forfeited by the holder and canceled by the Company. If the Company terminates the holder for cause or if the holder resigns for any reason, the portion of the award that was not vested immediately prior to such termination of employment will be immediately forfeited and canceled by the Company.

PSU Award Agreements

The PSU award agreements provide that if the Company terminates the holder other than for cause or due to death or disability, then the award will be earned and settled in accordance with the original terms of the agreement, except that the number of shares of stock subject to the award that are earned and delivered will be prorated based on the amount of time the holder was employed during the performance period. If the Company terminates the holder for cause or if the holder resigns for any reason, the portion of the award that was not vested immediately prior to such termination of employment will be immediately forfeited and canceled by the Company.

Stock Option Award Agreements

The stock option award agreements provide that if the Company terminates the holder other than for cause or due to death or disability, the portion of the award that was not vested immediately prior to such termination of employment will immediately be forfeited by the holder and canceled by the Company. If the Company terminates the holder for cause or if the holder resigns for any reason, the portion of the award that was not vested or exercised immediately prior to such termination of employment will be immediately forfeited and canceled by the Company.

Roberts Separation and Consulting Agreement

As noted above, Mr. Roberts notified the Company of his decision to retire from his role, effective June 30, 2025 (the “Transition Date”). In order to ensure an orderly transition of his responsibilities, the Company and Mr. Roberts entered into a Transition and Consulting Agreement and General Release on February 18, 2025 (the "Consulting Agreement"), pursuant to which Mr. Roberts will commence service as an independent consultant of the Company as of the Transition Date and through June 30, 2026 (the “Consulting Expiration Date”).

During the period between the Transition Date and the Consulting Expiration Date (the “Consulting Period”), Mr. Roberts will make himself available to the Company for advice and counsel on an as needed basis. In exchange, (i) the Company will pay Mr. Roberts a consulting rate of two hundred and forty dollars ($240) per hour, (ii) Mr. Roberts will continue to vest in his FY24 RSUs, with the FY24 RSUs vesting in full subject to Mr. Roberts’ continued service through the Consulting Expiration Date (estimated value $71,463, based on the closing stock price as of March 31, 2025), (iii) Mr. Roberts will continue to vest in his FY24 PSUs, with the FY24 PSUs vesting based on actual performance and subject to Mr. Roberts’ continued service through the Consulting Expiration Date (estimated value $214,695, based on the closing stock price as of March 31, 2025 and assuming target performance), (iv) Mr. Roberts will continue to vest in his FY25 RSUs, with the FY25 RSUs vesting subject to Mr. Roberts’ continued service through the Consulting Expiration Date (estimated value $57,773, based on the closing stock price as of March 31, 2025), and (iv) the post-termination exercise period for his outstanding stock option awards will commence upon the Consulting Expiration Date. Mr. Roberts will cease to be eligible for the benefits set forth in the Consulting Agreement upon the termination of the Consulting Period by either party, except with respect to any accrued but unpaid hourly fees for services rendered prior to the termination of the Consulting Period. Mr. Roberts will receive no cash severance payments as part of this transition.

Termination

If, as of March 31, 2025, we terminated the employment of a Named Executive Officer other than for cause, death or disability or he or she terminated his or her employment with good reason, he or she would have been entitled to receive the amounts set forth below under the terms of the Severance Plan and the Company's equity award agreements. As noted above, Mr. Fox separated from the Company in April 2024 and did not receive any separation benefits or equity acceleration in connection with his separation.

Named Executive Officer	Severance (Base Salary Continuation)[1] ($)	Bonus for Fiscal 2025 ($)	Lump Sum COBRA ($)	Acceleration of Stock Options ($)	Acceleration of RSUs[2] ($)	Acceleration of PSUs[2,3] ($)	Total ($)
Bruce Thames	1,081,770	715,035	41,555	—	1,021,287	922,550	3,782,197
Thomas Cerovski	382,536	284,457	18,444	—	210,852	186,326	1,082,615
Roberto Kuahara	356,578	176,769	27,703	—	542,128	186,326	1,289,504
Greg Lucas	278,460	100,775	27,517	—	164,064	70,925	641,741
Mark Roberts	355,001	176,112	18,328	—	210,852	186,326	946,619
Jan Schott	450,000	155,342	292	—	474,536	—	1,080,170

(1)    The applicable severance period for resignation with good reason or termination by the Company other than for cause, death or disability as of March 31, 2025, was eighteen months for Mr. Thames and twelve months for each of the other Named Executive Officers.
(2)    For purposes of this calculation, the Company utilized a market closing price of $27.85 per share of our common stock as reported on the NYSE on March 31, 2025, the last trading day of Fiscal 2025.
(3)    For purposes of this calculation, we assumed that the applicable performance goals were deemed satisfied at the target level or, in the case of the portion of the award for which the one-year performance period concluded as of March 31, 2025, based upon actual performance. Pursuant to each of the EBITDA PSU and ROIC PSU award agreements, as applicable: (i) the shares would be issued in settlement of the award at the conclusion of the performance periods on March 31, 2026 and 2027, respectively, following certification of the applicable performance goals by the HCMC Committee and (ii) the shares would only be earned to the extent that the Company meets or exceeds the performance goals under the original terms of the agreement.

Change in Control

In the event that the employment of a participant in the Severance Plan is terminated by the Company or its affiliates other than for cause, death, or disability, or in the event that a participant terminates his or her employment with the Company or its affiliates for good reason (as such terms are defined within the Severance Plan) within the twenty-four (24) month period following a change in control (as such term is defined within the Severance Plan, a "CIC"), then the participant will receive, in lieu of any severance benefits under any other arrangement with the participant (including the benefits described above), the following severance benefits, subject (other than in the case of death) to the participant's execution of a release of claims: (i) an amount equal to the participant’s base salary and annual bonus for the year of termination, multiplied by the CIC severance multiple and payable in substantially equal installments during a specified CIC severance period; (ii) an amount equal to the participant’s annual bonus for the fiscal year in which the termination occurred, prorated based on the number of days that the participant was an employee and payable in lump sum; and (iii) a one-time lump-sum cash payment equal to the cost of the participant’s monthly COBRA premiums, multiplied by the number of months in a specified CIC severance period. The CIC severance multiple is 2.5 for Mr. Thames and two for the other Named Executive Officers, and the CIC severance period is 30 months for Mr. Thames and 24 months for the other Named Executive Officers.

Under the Severance Plan and the 2020 LTIP, a CIC is generally defined to include (i) an acquisition by a person or entity of 50% or more of either the outstanding shares of the Company or the combined voting power of such shares, with certain exceptions; (ii) certain reorganizations, mergers, or consolidations; (iii) a complete liquidation or dissolution of the Company or the sale or other disposition of all or substantially all of the assets of the Company; or (iv) during any twelve month period, individuals who, as of the beginning of such period, constituted the Board cease for any reason to constitute at least a majority of the Board, subject to certain exceptions.

As of March 31, 2025, our Named Executive Officers held unvested RSUs and PSUs granted under the 2020 LTIP. Under the 2020 LTIP, in the event of a CIC, the Board, in its discretion may provide for the accelerated vesting of outstanding equity awards, including deeming the performance measure applicable to some or all outstanding awards to be satisfied at any level. In addition, pursuant to the Severance Plan, in the event of a qualifying termination of employment within 24 months following a CIC, each Named Executive Officer will become 100% vested in any unvested and outstanding equity awards held by the Named Executive Officer at the time of termination, with any unvested PSUs vesting at the greater of: (i) target and (ii) actual performance through the date of termination. However, in the event of a CIC pursuant to which an unvested and outstanding equity award is not effectively assumed or continued by the surviving or acquiring corporation in such CIC, such unassumed awards will generally vest in their entirety effective as of the date of the CIC, and any such awards with performance vesting conditions prior to the CIC will vest at the greater of target performance or actual performance through the date immediately prior to such CIC.

Assuming that a change in control occurred effective as of March 31, 2025, and the Board exercised its discretion to require that all unvested RSUs and PSUs be surrendered and for the holder to receive a cash payment equal to: (i) the number of shares of common stock subject to the RSU award multiplied by the fair market value per share; and (ii) the number of shares of common stock subject to the PSU award (and assuming that the performance measures are deemed satisfied at target performance level) multiplied by the fair market value per share, each Named Executive Officer would have received a cash payment as set forth below. As noted above, Mr. Fox separated from the Company in April 2024 and did not receive any separation benefits or equity acceleration in connection with his separation.

Named Executive Officer	Severance (Base Salary Continuation)[1] ($)	Bonus for Fiscal 2025 ($)	Lump Sum STI ($)	Lump Sum COBRA ($)	Acceleration of Stock Options[2] ($)	Acceleration of RSUs[3] ($)	Acceleration of PSUs[3,4] ($)	Total ($)
Bruce Thames	1,802,950	1,787,587	715,035	69,258	—	1,021,287	1,732,354	7,128,471
Thomas Cerovski	765,072	568,913	284,457	36,887	—	210,852	359,906	2,226,087
Roberto Kuahara	713,156	353,539	176,769	55,406	—	542,128	359,906	2,200,904
Greg Lucas	556,920	201,549	100,775	55,034	—	164,064	133,179	1,211,521
Mark Roberts	710,002	352,223	176,112	36,657	—	210,852	359,906	1,845,752
Jan Schott	900,000	310,685	155,342	585	—	474,536	—	1,841,148

(1)    The applicable severance period for termination in connection with a change in control as of March 31, 2025, was 30 months continuation of base salary for Mr. Thames and 24 months continuation of base salary for each of the other Named Executive Officers.
(2)    No amounts have been included in this table with respect to the acceleration of unvested stock options, as all stock options held by NEOs were fully vested as of March 31, 2025.
(3)    For purposes of this calculation, the Company utilized a market closing price of $27.85 per share of our common stock as reported on the NYSE on March 31, 2025, the last trading day of Fiscal 2025.
(4)    For purposes of this calculation, we assumed that the applicable performance goals were deemed satisfied at the target level.

CEO PAY RATIO DISCLOSURE

As required by the Dodd-Frank Act, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of our CEO. We believe that the pay ratio below is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

For Fiscal 2025:

•The median of the annual total compensation of all employees of the Company (other than our CEO) was $64,077; and

•The annual total compensation of our CEO, as reported in the Fiscal 2025 Summary Compensation Table, was $2,579,122.

Based on this information, for Fiscal 2025, the ratio of annual total compensation of our CEO to the median of the total compensation of all employees (other than the CEO) is estimated to be 40:1.

In determining the "median employee," we prepared a list of all our full-time, part-time and temporary employees as of January 1, 2025. To identify the median employee from our employee population, we used the annual base salaries or wages of each employee. We annualized the base salaries or wages of those employees that were not employed for the full fiscal year and adjusted the compensation of each part-time employee to reflect the actual number of hours worked during the fiscal year. Base salaries or wages for non-US employees were converted to the US dollar equivalent using foreign exchange rates as of March 31, 2025. After the median employee was identified, we calculated such employee's compensation in the same manner as we calculated the total compensation of the CEO for purposes of the Fiscal 2025 Summary Compensation Table.

In accordance with SEC rules, we have used estimates and assumptions in calculating the pay ratio reported above. The estimates and assumptions that we use may differ from the estimates and assumptions used by other companies, including companies in our compensation peer group described above.

PAY VERSUS PERFORMANCE DISCLOSURE

This disclosure has been prepared in accordance with the SEC’s pay versus performance rules in Item 402(v) of Regulation S-K under the Exchange Act (“Item 402(v)”) and does not necessarily reflect value actually realized by the Named Executive Officers or how the HCMC Committee evaluates compensation decisions in light of Company or individual performance. For discussion of how the HCMC Committee seeks to align pay with performance when making compensation decisions, please see "Compensation Disclosure and Analysis."

The following tables and related disclosures provide information about (i) the total compensation (“SCT Total”) of our principal executive officer (“PEO”) and our non-PEO Named Executive Officers (collectively, the “Other NEOs”) as presented in the Summary Compensation Table, (ii) the “compensation actually paid” (“CAP”) to our PEO and our Other NEOs, as calculated pursuant to Item 402(v), (iii) certain financial performance measures, and (iv) the relationship of the CAP to those financial performance measures.

					Value of Initial Fixed $100 Investment on March 31, 2021 Based On:[4]
Fiscal Year[1]	Summary Compensation Table Total For PEO[2]	Compensation Actually Paid to PEO[3]	Average Summary Compensation Table Total for Non-PEO NEOs[2]	Average Compensation Actually Paid to Non-PEO NEOs[3]	Total Shareholder Return[5]	Peer Group Total Shareholder Return[5]	Net Income (MM)[6]	Adjusted EBITDA (MM)[7]
2025	$2,579,122	$1,240,852	$698,725	$577,593	$142.89	$133.05	$53.52	$109.23
2024	$2,559,952	$5,068,432	$770,850	$1,326,118	$167.88	$177.07	$51.59	$104.20
2023	$3,365,793	$6,754,938	$1,100,682	$1,659,629	$127.86	$146.89	$33.67	$93.26
2022	$3,010,410	$1,584,319	$830,107	$524,437	$83.12	$159.32	$20.09	$58.45
2021	$2,312,584	$2,270,331	$758,949	$702,981	$100.00	$100.00	$0.88	$36.20

(1)    For each fiscal year, the PEO was Bruce Thames.     The Other NEOs for Fiscal 2021 were Kevin Fox, Jay Peterson, David Buntin, Mark Roberts, and Rene van der Salm. The Other NEOs for Fiscal 2022 were Kevin Fox, Thomas Cerovski, David Buntin, Mark Roberts and Rene van der Salm. The Other NEOs for Fiscal 2023 were Kevin Fox, Thomas Cerovski, Roberto Kuahara, and Mark Roberts. The other NEOs for Fiscal 2024 were Kevin Fox, David Buntin, Thomas Cerovski, and Mark Roberts. The other NEOs for Fiscal 2025 were Thomas Cerovski, Kevin Fox, Roberto Kuahara, Greg Lucas, and Mark Roberts.
(2)    Amounts reported in this column represent (i) the total compensation reported in the Summary Compensation Table for the applicable year in the case of the PEO, and (ii) the average of the total compensation reported in the Summary Compensation Table for the applicable fiscal year for the Other NEOs.
(3)    To calculate CAP, adjustments were made to the amounts reported in the Summary Compensation Table for the applicable year. A reconciliation of the adjustments for the PEO and for the average of the Other NEOs is set forth following the footnotes to this table.
(4)    Historical stock price performance is not necessarily indicative of future stock price performance. Pursuant to rules of the SEC, the comparison assumes $100 was invested on March 31, 2021.
(5)    The peer group used in this disclosure is the S&P SmallCap 600 - Energy Index, which is the same peer group used in Part II, Item 5 of our 2025 Annual Report.
(6)    Net Income as reported in the Company's Consolidated Statements of Operations and Comprehensive Income/(Loss) included in our 2025 Annual Report.
(7)    As disclosed in the “Compensation Discussion and Analysis,” for Fiscal 2025, the HCMC Committee determined that Adjusted EBITDA continues to be viewed as a core driver of the Company’s performance and stockholder value creation and, accordingly, was utilized as a component in both the short-term incentive and long-term incentive programs. Adjusted EBITDA is defined as: the Company's GAAP net income plus (i) net interest expense; (ii) income tax expense; (iii) depreciation and amortization expense; (iv) stock-based compensation expense; (v) income (loss) attributable to non-controlling interests; (vi) equity and/or debt-related transaction fees and expenses; (vii) certain merger or acquisition-related fees and expenses; (viii) certain restructuring, severance or other similar expenses; (ix) goodwill impairment charges; (x) certain executive and/or non-executive director succession planning expenses; and (xi) certain other expenses or adjustments primarily related to one-time, nonrecurring and/or non-cash charges that may be approved by the HCMC Committee from time to time.

Adjustments to Calculate Compensation Actually Paid to PEO and Average Compensation Actually Paid to Other NEOs

	Fiscal 2024		Fiscal 2024		Fiscal 2023		Fiscal 2022		Fiscal 2021
Adjustments[1]	PEO	Other NEOs[2]	PEO	Other NEOs[2]	PEO	Other NEOs[2]	PEO	Other NEOs[2]	PEO	Other NEOs[2]
SCT Total	$2,579,122	$698,725	$2,559,952	$770,850	$3,365,793	$1,100,682	$3,010,410	$830,107	$2,312,584	$758,949
(Deduct): Aggregate grant date fair value for stock awards and option awards included in SCT Total for the covered fiscal year	$(1,299,963)	$(258,300)	$(1,299,951)	$(274,965)	$(1,486,613)	$(326,953)	$(1,299,946)	$(259,979)	$(1,498,705)	$(379,315)
Add: Fair value at fiscal year-end of stock options and stock awards granted during the covered fiscal year that were outstanding and unvested at the covered fiscal year end	$1,072,392	$230,301	$2,019,642	$427,193	$2,855,497	$624,232	$1,114,988	$195,316	$1,876,357	$384,168
Add (Deduct): Year-over-year change in fair value at covered fiscal year end of stock options and stock awards granted in any prior fiscal year that were outstanding and unvested at the covered fiscal year end	$(555,962)	$(39,404)	$854,199	$199,336	$1,196,527	$170,701	$(701,892)	$(138,584)	$(155,802)	$(33,997)
Add: Vesting date fair value of stock options and stock awards granted and vested during the covered fiscal year	$—	$—	$—	$—	$—	$—	$—	$5,456	$—	$16,694
Add (Deduct): Change as of the vesting date (from the end of the prior fiscal year) in fair value of stock options and stock awards granted in any prior fiscal year for which vesting conditions were satisfied during the covered fiscal year	$(554,738)	$(53,729)	$934,591	$203,705	$823,734	$90,967	$(135,798)	$(22,649)	$(8,139)	$(412)
(Deduct): Fair value at end of prior fiscal year of stock options and stock awards granted in any prior fiscal year that failed to meet the applicable vesting conditions during the covered fiscal year	$—	$—	$—		$—	$—	$(403,443)	$(85,230)	$(255,964)	$(43,106)
Add: Dividends or other earnings paid on stock awards in the covered fiscal year prior to vesting if not otherwise included in the SCT Total for the covered fiscal year	$—	$—	$—		$—	$—	$—	$—	$—	$—
CAP Amounts (As calculated)	$1,240,852	$577,593	$5,068,432	$1,326,118	$6,754,938	$1,659,629	$1,584,319	$524,437	$2,270,331	$702,981

(1)    Adjustments set forth herein were computed in accordance with the methodology used for financial reporting purposes. To determine the value of stock options included in CAP, the Black-Scholes valuation model was used. With respect to awards subject to performance-based vesting conditions, the values reported were based on the probable level of achievement of the underlying performance goals as of the applicable measurement date.
(2)    Amounts presented are averages for the entire group of Other NEOs in each respective year.

Financial Performance Measures

The following are the three financial performance measures that, in the Company's assessment, represent the most important performance measures used to link CAP for our Named Executive Officers to Company performance in Fiscal 2025: (i) Adjusted EBITDA, (ii) Revenue, and (iii) RTSR. As noted in the “Compensation Discussion and Analysis,” the Company used both financial and non-financial performance measures in order to link compensation paid to NEOs to Company performance in Fiscal 2025. Please see the “Compensation Discussion and Analysis” for further information regarding how each of these goals is calculated as well as the Company’s use of non-financial goals in its executive compensation program.

Relationship Between Compensation Actually Paid and Performance

The graphs below show the relationship of CAP to our PEO and the average of our Other NEOs to (i) the Company's Adjusted EBITDA, (ii) the Company's Net Income, and (iii) the Company's TSR, as well as a comparison of the Company's TSR to the TSR of the S&P SmallCap 600 - Energy Index. CAP, as calculated in accordance with Item 402(v), reflects, among others, adjustments to the fair value of equity awards during the fiscal years presented. Factors impacting the fair value of equity awards include the price of our Common Stock at fiscal year-end, as well as the projected and actual achievement of performance goals.

CAP VS TSR
CAP
(In Thousands)
$8,000
$7,000
$6,000
$5,000
$4,000
$3,000
$2,000
$1,000
$-
$200
$180
$160
$140
$120
$100
$80
$60
$40
$20
$-
Value of Fixed $100 Investment on March 31, 2021
Fiscal 2021
Fiscal 2022
Fiscal 2023
Fiscal 2024
Fiscal 2025
PEO CAP
NEO CAP
Company TSR
Peer Group TSR

PROPOSAL NO. 3

APPROVAL, ON A NON-BINDING ADVISORY BASIS, OF THE COMPENSATION

OF OUR NAMED EXECUTIVE OFFICERS

In accordance with the Dodd-Frank Act and Schedule 14A of the Exchange Act, we are asking stockholders to approve an advisory resolution on the compensation of our Named Executive Officers as described in the Compensation Discussion and Analysis, the compensation tables and related narrative discussion included in this Proxy Statement. This proposal, commonly referred to as a "Say-on-Pay" proposal, gives our stockholders the opportunity to, on a non-binding advisory basis, approve, reject or abstain from voting with respect to our Fiscal 2025 executive compensation program and policies and the compensation paid to our Named Executive Officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers as described in this Proxy Statement. The Dodd-Frank Act requires the Company to hold the advisory vote on executive compensation at least once every three years. The Company's stockholders have expressed a preference for holding such a vote every year and the Company anticipates that it will continue to hold a say-on-pay vote each year for the foreseeable future.

This proposal allows our stockholders to express their opinions regarding the decisions of the HCMC Committee on the prior fiscal year’s compensation of our Named Executive Officers. Because your vote on this proposal is advisory, it will not be binding on us, the HCMC Committee, or the Board. However, the HCMC Committee and the Board will take into account the outcome of the vote when considering future executive compensation arrangements. Further, your advisory vote will serve as an additional tool to help guide the Board and the HCMC Committee in continuing to improve the alignment of the Company’s executive compensation program with the interests of the Company and its stockholders and our commitment to high standards of corporate governance.

The Company’s executive compensation program is designed to attract, retain and reward talented executives who can contribute to both our short- and long-term success and is based on the following general principles:

•management’s interests should be closely aligned with the interests of our stockholders;

•compensation must be competitive with that offered by other companies that compete with us for executive talent and enable us to attract and retain highly-qualified executive leadership;

•differences in compensation should reflect differing levels of responsibilities and performance; and

•performance-based compensation should focus on critical business objectives and align pay through performance-leveraged incentive opportunities.

The Company believes that its executive compensation program is effective in promoting these general principles and is designed to closely align the interests of our management with the long-term interests of our stockholders. The CD&A included in this Proxy Statement describes the Company’s executive compensation program and the decisions made by the HCMC Committee with respect to Fiscal 2025 in more detail. You are encouraged to read the full details of our executive compensation program and policies as described in the CD&A, the tabular disclosure and accompanying narrative disclosure set forth in this Proxy Statement.

For the reasons outlined above, we believe that our executive compensation program is well-designed, appropriately aligns executive pay with Company performance and incentivizes desirable behavior. Accordingly, we are asking you to endorse our executive compensation program by voting for the following resolution:

"RESOLVED, that the compensation paid to the Company’s Named Executive Officers in Fiscal 2025, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED."

The Board unanimously recommends that stockholders vote "FOR" the foregoing resolution.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The Board has adopted a Statement of Policy Regarding Transactions with Related Parties, which requires that each director and executive officer promptly advise the chairperson of the Audit Committee of any Related Person Transaction, as defined therein, of which he or she becomes aware in which we are to be a participant, the amount involved exceeds $120,000 and the applicable Related Person had or will have a direct or indirect material interest, and all material facts with respect thereto. The Audit Committee (or, if determined by the Audit Committee as advisable, the disinterested members of our Board) will then consider such Related Person Transaction for approval or ratification.

In considering whether to approve or ratify any Related Person Transaction, the Audit Committee or the disinterested members of our Board, as the case may be, will consider all factors that are relevant to the Related Person Transaction, including, without limitation, the following:

•the size of the transaction and the amount payable to a Related Person;

•the nature of the interest of the Related Person in the transaction;

•whether the transaction may involve a conflict of interest; and

•whether the transaction involves the provision of goods or services to the Company that are available from unaffiliated third parties and, if so, whether the transaction is on terms and made under circumstances that are at least as favorable to the Company as would be available in comparable transactions with or involving unaffiliated third parties.

No Related Person Transaction will be consummated without the approval or ratification of the Audit Committee or the disinterested members of the Board as described above. It is our policy that no director will participate in any discussion or approval of a Related Person Transaction for which he or she is a Related Person.

Related Party Transactions

Indemnification of Officers and Directors

We have entered into indemnification agreements with each of our directors and executive officers. The indemnification agreements and indemnification provisions included in our Certificate of Incorporation and Bylaws require us to indemnify our directors and officers to the fullest extent permitted by Delaware law. For further information, see "Corporate Governance—Indemnification of Directors and Officers."

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of the Record Date, unless otherwise indicated, with respect to the beneficial ownership of the Company’s common stock by: (i) each person known to us to be the beneficial owner of more than 5% of the outstanding shares of the Company’s common stock based solely on the Company’s review of SEC filings; (ii) each director; (iii) each named executive officer; and (iv) all directors and executive officers as a group.

Beneficial ownership for the purposes of the following table is determined in accordance with the rules and regulations of the SEC, which generally provide that a person is the beneficial owner of securities if such person has or shares voting or investment power with respect to the securities or has the right to acquire such powers within 60 days. Shares issuable pursuant to stock options exercisable as of the Record Date or within 60 days thereafter and RSUs and/or PSUs that are scheduled to vest within 60 days of the Record Date are deemed outstanding for computing the percentage of the respective person or group holding such options or RSUs but are not outstanding for computing the percentage of any other person or group. The percentage of beneficial ownership for the following table is based on 33,243,095 shares of common stock outstanding as of the Record Date, plus options exercisable and RSUs and/or PSUs vesting on or within 60 days of the Record Date held by any executive officer or director included in the group for which percentage ownership has been calculated. To our knowledge, except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock. Unless otherwise indicated, the address for each listed stockholder is: c/o Thermon Group Holdings, Inc., 7171 Southwest Parkway, Building 300, Suite 200, Austin, Texas 78735.

Name of Beneficial Owner	Shares Beneficially Owned (#)	Percentage
5% Stockholders:
The Vanguard Group[1]	3,372,304	10.1%
BlackRock, Inc.[2]	2,752,928	8.3%
T. Rowe Price Investment Management, Inc.[3]	2,745,386	8.3%
FMR, LLC[4]	2,319,058	7.0%
Dimensional Fund Advisors LLP[5]	1,775,583	5.3%
Van Lanschot Kempen Investment Management N.V.[6]	1,713,802	5.2%

Named Executive Officers and Directors:
Bruce Thames[7]	325,352	1.0%
Thomas Cerovski	44,629	*
Kevin Fox[8]	N/A	*
Roberto Kuahara	18,819	*
Greg Lucas	3,423	*
Mark Roberts	58,822	*
Jan Schott	—	*
John Clarke	38,461	*
Linda Dalgetty	31,475	*
Roger Fix	32,266	*
Marcus George[9]	49,530	*
Victor Richey	4,943	*
Angela Strzelecki	10,534	*
All Executive Officers and Directors as a group (16 persons)[10]	828,122	2.5%

*    Less than 1% of our outstanding common stock.

(1)According to a Schedule 13G filed with the SEC on December 6, 2024, The Vanguard Group ("Vanguard") reported beneficial ownership of an aggregate 3,372,304 shares, including sole dispositive power over 3,313,603 shares beneficially owned, shared voting power with certain affiliated entities over 26,800 shares beneficially owned and shared dispositive power with certain affiliated entities over 58,701 shares beneficially owned. Vanguard lists its address as 100 Vanguard Blvd, Malvern, Pennsylvania 19355 in such filing. The Schedule 13G amendment may not reflect current holdings of our common stock.

(2)According to a Schedule 13G filed with the SEC on January 25, 2024, BlackRock, Inc. ("BlackRock") reported beneficial ownership of an aggregate 2,752,928 shares, including sole voting power over 2,681,888 shares beneficially owned and sole dispositive power over all 2,752,928 shares beneficially owned. BlackRock lists its address as 55 East 52nd Street, New York, New York 10055 in such filing. The Schedule 13G amendment not reflect current holdings of our common stock.
(3)According to a Schedule 13G filed with the SEC on May 14, 2025, T. Rowe Price Investment Management, Inc. ("T. Rowe Price") reported beneficial ownership of an aggregate 2,745,386, shares, including sole voting power over 2,745,386 shares beneficially owned and sole dispositive power over all 2,745,386 shares beneficially owned. T. Rowe Price lists its address as 1307 Point Street, Baltimore, Maryland 21231 in such filing. The Schedule 13G amendment may not reflect current holdings of our common stock.
(4)According to a Form 13G filed with the SEC on February 12, 2025, FMR, LLC. ("FMR") reported beneficial ownership of an aggregate 2,319,058 shares, including sole voting power over 2,316,239 shares beneficially owned and sole dispositive power over all 2,319,058 shares beneficially owned. FMR lists its address as 245 Summer Street, Boston, Massachusetts 02210 in such filing. The Schedule 13G may not reflect current holdings of our common stock.
(5)According to a Form 13G filed with the SEC on February 9, 2024, Dimensional Fund Advisors LP ("Dimensional") reported beneficial ownership of an aggregate 1,775,583 shares, including sole voting power over 1,734,701 shares beneficially owned and sole dispositive power over all 1,775,583 shares beneficially owned. Dimensional lists its address as 6300 Bee Cave Road, Building One, Austin, Texas 78746 in such filing. The Schedule 13G may not reflect current holdings of our common stock.
(6)According to a Form 13G filed with the SEC on May 13, 2025, Van Lanschot Kempen Investment Management N.V. ("Van Lanschot") reported beneficial ownership of an aggregate 1,713,802 shares, including sole voting power over 1,385,426 shares beneficially owned and sole dispositive power over all 1,775,583 shares beneficially owned. Van Lanschot lists its address as 6Beethovenstraat 300, 1077WZ Amsterdam, The Netherlands, in such filing. The Schedule 13G may not reflect current holdings of our common stock.
(7)For Mr. Thames, includes 32,472 shares of our common stock issuable upon the exercise of stock options that are exercisable within sixty (60) days of the Record Date.
(8)Mr. Fox departed from his role as Senior Vice President, Chief Financial Officer of the Company on April 12, 2024. Does not include ownership by Mr. Fox as he is no longer employed by the Company and the Company does not have access to information regarding his ownership.
(9)Includes 50 shares owned by minor children sharing Mr. George’s household. Mr. George disclaims beneficial ownership of shares held by his minor children, except to the extent of a pecuniary interest therein.
(10)For the other executive officers of the Company, includes 122,226 shares of common stock and 3,247 shares of our common stock issuable upon the exercise of stock options that are exercisable within sixty (60) days of the Record Date.

DELINQUENT SECTION 16(A) REPORTS

Based solely upon a review of filings with the SEC and written representations furnished to it, the Company believes that during Fiscal 2025 all filings with the SEC by its executive officers and directors and beneficial owners of more than 10% of its common stock complied with requirements for reporting ownership and changes in ownership of the Company’s common stock pursuant to Section 16(a) of the Exchange Act, except for one late report on Form 4 for Mr. Lucas reporting one transaction, which was filed on November 18, 2024.

OTHER MATTERS

The Board is not aware of any other business to be presented for a vote of the stockholders at the 2025 Annual Meeting. If any other matters are properly presented for a vote, the people named as proxies will have discretionary authority, to the extent permitted by law, to vote on such matters according to their best judgment.

The chairman of the 2025 Annual Meeting may refuse to allow presentation of a proposal or nominee for the Board if the proposal or nominee was not properly submitted.

REQUIREMENTS FOR SUBMISSION OF STOCKHOLDER PROPOSALS FOR THE 2026 ANNUAL MEETING

In order for a stockholder proposal to be considered for inclusion in the Company’s Proxy Statement for the 2026 Annual Meeting, our General Counsel must receive the proposal no later than February 18, 2026. Such proposals must be sent via registered, certified, or express mail (or other means that allows the stockholder to determine when the proposal was received) to: Thermon Group Holdings, Inc., Attn: General Counsel, 7171 Southwest Parkway, Building 300, Suite 200, Austin, Texas 78735. Such proposals must comply with the SEC’s requirements in Rule 14a-8 under the Exchange Act regarding the inclusion of stockholder proposals in Company-sponsored proxy materials, such as the requirement that the stockholder continues to own a minimum number of shares until the 2026 Annual Meeting and appear in person or through an authorized representative at the 2026 Annual Meeting to present the proposal.

Alternatively, stockholders intending to present a proposal at the 2026 Annual Meeting without having it included in the Company’s Proxy Statement, as well as any director nominations, must comply with the requirements set forth in the Bylaws. Our Bylaws require, among other things, that our Corporate Secretary receive written notice with respect to each director nomination or other proposal that the stockholder intends to present at the 2026 Annual Meeting from the stockholder no earlier than February 18, 2026 and no later than March 20, 2026. The notice must contain the information required by our Bylaws. In order for stockholders to give timely notice of director nominations for directors, other than those nominated by the Company, for inclusion on a universal proxy card in connection with the 2026 Annual Meeting, notice must be submitted no later than June 19, 2026.

The Board has implemented proxy access, which allows a stockholder, or group of up to twenty (20) stockholders, owning an aggregate of three percent (3%) or more of the Company's outstanding common stock continuously for at least three (3) years to nominate and include in the Company's proxy materials for an annual meeting of stockholders director candidates constituting up to the greater of: (i) twenty percent (20%) of the Board or (ii) two individuals, provided the stockholder(s) and the nominee(s) satisfy the requirements specified in the Bylaws. If a stockholder or group of stockholders intends to nominate one or more director candidates to be included in the Company's proxy statement for the 2026 Annual Meeting, the Company must receive proper written notice of the nomination no earlier than January 19, 2026 and no later than February 18, 2026. The notice must contain the information required by our Bylaws.

Proposals received by the General Counsel or Corporate Secretary after the dates mentioned will not be included in the Proxy Statement or acted upon at the 2026 Annual Meeting.

**********

Upon receipt of a written request from any stockholder entitled to vote at the forthcoming 2025 Annual Meeting, the Company will mail, at no charge to the stockholder, a copy of the 2025 Annual Report, including the financial statements and schedules required to be filed with the Commission pursuant to Rule 13a-1 under the Exchange Act for the Company’s most recent fiscal year. Requests from beneficial owners of the Company’s voting securities must set forth a good-faith representation that as of the Record Date, the person making the request was the beneficial owner of securities entitled to vote at the 2025 Annual Meeting. Written requests for the 2025 Annual Report should be directed to our General Counsel at Thermon Group Holdings, Inc., 7171 Southwest Parkway, Suite 200, Building 300, Austin, Texas 78735. If you would like to receive a copy of any exhibits listed in the 2025 Annual Report, please submit a request in writing to our General Counsel at the above address, and the Company will provide you with the exhibits upon the payment of a nominal fee (which fee will be limited to the expenses we incur in providing you with the requested exhibits). The 2025 Annual Report and these exhibits are also available in the "Investor Relations—Financial Information" section of our website located at http://ir.thermon.com.

It is important that your shares be voted at the 2025 Annual Meeting, regardless of the number of shares that you hold.

THERMON GROUP HOLDINGS, INC.
C/O BROADRIDGE CORPORATE ISSUER SERVICES INC.
P.O. BOX 1342
BRENTWOOD, NY 11717
SCAN TO
VIEW MATERIALS & VOTE
VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 07/27/2025. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 07/27/2025. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.
TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY
The Board of Directors recommends you vote FOR
the following:
For Withhold For All
All    All    Except
To withhold authority to vote for any
individual nominee(s), mark For All
Except and write the number(s) of the
nominee(s) on the line below.
1. Election of Directors
Nominees
01) John Clarke
02) Linda Dalgetty
03) Roger Fix
04) Marcus George
05) Victor Richey
06) Angela Strzelecki
07) Bruce Thames
The Board of Directors recommends you vote FOR proposals 2 and 3.    For    Against Abstain
2. To ratify the appointment of KPMG LLP as the Company's independent registered public accounting firm for the fiscal year ending March 31, 2026.
3. To approve, on a non-binding advisory basis, the compensation of the Company's executive officers as described in the Proxy Statement.
NOTE: Such other business as may properly come before the meeting or any adjournment thereof.
Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.
Signature [PLEASE SIGN WITHIN BOX]
Date
Signature (Joint Owners)
Date
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and 10K Wrap are available at www.proxyvote.com
THERMON GROUP HOLDINGS, INC.
7171 Southwest Parkway
Building 300, Suite 200
Austin, Texas 78735
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned hereby appoints Bruce Thames and Jan Schott as proxies, each with full power of substitution, to represent and vote as directed and permitted on the reverse side, all the shares of Common Stock of Thermon Group Holdings, Inc. held of record by the undersigned on June 6, 2025, at the Annual Meeting of Stockholders to be held at the Omni Barton Creek at 8212 Barton Club Drive, Austin, Texas 78735 on July 28, 2025, at 11:30 a.m. Central Time, or any adjournment or postponement thereof, upon the matters set forth in the Proxy Statement for the Annual Meeting of Stockholders and, in their judgment and discretion, upon such other business as may properly come before the Annual Meeting of Stockholders. Any and all proxies heretofore given are hereby revoked.
Continued and to be signed on reverse side